     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                           PRECISION CASTPARTS CORP.
             (Exact name of registrant as specified in its charter)
                            ------------------------

             OREGON                             3320                           93-0460598
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                       4650 S.W. MACADAM AVE., SUITE 440
                             PORTLAND, OREGON 97201
                                 (503) 417-4800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               WILLIAM D. LARSSON
                   Vice President and Chief Financial Officer
                       4650 S.W. Macadam Ave., Suite 400
                             Portland, Oregon 97201
                                 (503) 417-4800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                                 RUTH A. BEYER
                                Stoel Rives LLP
                        900 SW Fifth Avenue, Suite 2600
                             Portland, Oregon 97204
                                 (503) 224-3380
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                    PROPOSED             PROPOSED
 TITLE OF EACH CLASS OF                              MAXIMUM              MAXIMUM
    SECURITIES TO BE         AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
       REGISTERED            REGISTERED(1)         PER UNIT(1)       OFFERING PRICE(1)    REGISTRATION FEE
8.75% Senior Notes due
2005....................     $200,000,000             100%             $200,000,000            $52,800

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS       SUBJECT TO COMPLETION DATED MARCH 31, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT CONSUMMATE THE EXCHANGE OFFER UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           PRECISION CASTPARTS CORP.

             OFFER FOR ALL OUTSTANDING 8.75% SENIOR NOTES DUE 2005

                  IN EXCHANGE FOR 8.75% SENIOR NOTES DUE 2005

          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

               TIME, ON             , 2000, UNLESS WE EXTEND IT.

                        KEY TERMS OF THE EXCHANGE OFFER

                            ------------------------

    - We are offering to exchange registered 8.75% Senior Notes due 2005 for all of our old unregistered 8.75% Senior Notes due 2005.

    - The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions applicable to the old notes, will not be applicable to the new notes.

    - Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - Bank One Trust Company, N.A. is serving as the exchange agent. If you wish to tender your old notes, you must complete, execute and deliver, among other things, a letter of transmittal to the exchange agent no later than 5:00 p.m., New York City time, on the expiration date.

    - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

    - Any outstanding notes not validly tendered will remain subject to existing transfer restrictions.

    - The exchange of the old notes for the new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Considerations."

    - We will not receive any proceeds from the exchange offer.

    - The new notes will not be listed on any securities exchange or included in any automated quotation system.

    - The new notes will have the same financial terms and covenants as the old notes, and will be subject to the same business and financial risks.

    SEE "RISK FACTORS" ON PAGE 18 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................     ii
Documents Incorporated By Reference.........................     ii
Prospectus Summary..........................................      1
Risk Factors................................................     18
Forward Looking Statements..................................     25
Use of Proceeds.............................................     25
Capitalization..............................................     26
Unaudited Pro Forma Combined Financial Information..........     27
The Exchange Offer..........................................     32
Description of Certain Indebtedness.........................     42
Description of New Notes....................................     45
United States Federal Income Tax Considerations.............     57
Plan of Distribution........................................     59
Legal Matters...............................................     59
Experts.....................................................     59

    This prospectus incorporates business and financial information about our company that is not included in or delivered with this prospectus. If you write or call us, we will send you these documents, including exhibits, without charge. You can contact us at:

       Precision Castparts Corp.
       4650 S.W. Macadam Ave., Suite 440
       Portland, Oregon 97201
       Attention: Director of Communications
       Telephone: (503) 417-4850

    IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST
INFORMATION NO LATER THAN             , 2000 (FIVE BUSINESS DAYS BEFORE THE
EXPIRATION OF THE OFFER). IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT DAY AFTER WE RECEIVE YOUR REQUEST.

    SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "DOCUMENTS INCORPORATED BY REFERENCE" FOR MORE INFORMATION ABOUT THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Our SEC filings are available to the public at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the following SEC public reference rooms:

Judiciary Plaza                Citicorp Center                7 World Trade Center
450 Fifth Street, N.W.         500 West Madison Street        Suite 1300
Washington, D.C. 20549         Chicago, Illinois 60621        New York, New York 10048

    You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, and the rules and regulations promulgated under the Securities Act, with respect to the new notes offered for exchange under this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. The statements contained in this prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete. Accordingly, each such statement is qualified in all respects by reference to the full text of such contract, agreement or document filed as an exhibit to the registration statement or otherwise filed with the SEC.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the date on which the exchange offer is consummated:

    - Our Annual Report on Form 10-K for the fiscal year ended March 28, 1999, including the portions incorporated by reference from our 1999 Annual Report to Shareholders and Proxy Statement in connection with our 1999 Annual Meeting of Shareholders;

    - Our Quarterly Reports on Form 10-Q for the quarters ended June 27, 1999, September 26, 1999, and December 26, 1999; and

    - Our Current Report on Form 8-K filed on December 8, 1999, as amended on February 7, 2000, and our Current Report on Form 8-K filed on
      February 18, 2000.

    We will provide you, at no charge, a copy of the documents we incorporate by reference in this prospectus. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

                             Precision Castparts Corp.
                             4650 S.W. Macadam Ave., Suite 440
                             Portland, Oregon 97201
                             Attention: Director of Communications
                             Telephone: (503) 417-4850

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS THE INFORMATION CONTAINED ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS TO WHICH WE REFER YOU. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

    IN THIS PROSPECTUS, "PCC," "COMPANY," "WE," "OUR," AND "US" REFER TO PRECISION CASTPARTS CORP. WITH RESPECT TO DESCRIPTIONS OF OUR BUSINESS CONTAINED IN THIS PROSPECTUS, SUCH TERMS REFER TO PRECISION CASTPARTS CORP. AND OUR SUBSIDIARIES.

                           PRECISION CASTPARTS CORP.

    We are a worldwide manufacturer of complex metal components and products. We are the market leader in manufacturing large, complex structural investment castings and we are the leading manufacturer of airfoil investment castings used in jet aircraft engines. In addition, we have expanded into the industrial gas turbine ("IGT"), structural airframe, fluid management, industrial metalworking tools and machines and other metal products markets. Wyman-Gordon Company ("Wyman-Gordon" or "WGC"), which we acquired in November 1999, is a market leader in high-quality, technologically advanced forgings for aircraft engines and a leading manufacturer of investment castings for the aerospace industry and forgings for the IGT and energy markets.

    Prior to our acquisition of Wyman-Gordon, our manufacturing of complex metal components and products included operations in three principal business segments: Precision Alloy Products, Fluid Management Products and Industrial Products. The following charts set forth our total revenue and the percentage revenue for each of these business segments for the periods shown:

                                                                    FISCAL YEAR ENDED
                                                                          MARCH
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
PCC BY SEGMENT (IN MILLIONS)

Precision Alloy Products....................................  $  961.4   $  877.4    $691.4
Fluid Management Products...................................     306.4      260.6     161.8
Industrial Products.........................................     204.1      178.7     119.6

Total.......................................................  $1,471.9   $1,316.7    $972.8

[GRAPHIC MATERIAL OMITTED. THE GRAPHIC MATERIAL CONSISTS OF THREE PIE CHARTS REFLECTING PCC'S REVENUES BY BUSINESS SEGMENT FOR THE FISCAL YEARS 1999, 1998 AND 1997. THE PIE CHARTS ARE DESCRIBED IN TABULAR FORM BELOW]

      BUSINESS SEGMENT          FY99       FY98       FY97
----------------------------  --------   --------   --------
Precision Alloy Products:       65%        66%        71%
Fluid Management Products:      21%        20%        17%
Industrial Products:            14%        14%        12%

    In November 1999, we acquired Wyman-Gordon. Unlike PCC, Wyman-Gordon historically reported its results of operations for business segments classified by markets, rather than by product characteristics. Wyman-Gordon historically operated in two principal markets: Aerospace Products and Energy Products. The following charts set forth Wyman-Gordon's total revenues and the percentage of revenue for each of its markets for the periods shown. The data below includes revenues from Wyman-Gordon's titanium and large parts casting operations, which we were required to divest by the Federal Trade Commission.

                                                                 FISCAL YEAR ENDED MARCH
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
WGC BY MARKET (IN MILLIONS)

Aerospace Products..........................................   $705.8     $622.7     $475.1
Energy Products.............................................    117.2      101.4       97.1
Other Products..............................................     26.3       28.8       36.5

Total.......................................................   $849.3     $752.9     $608.7

[GRAPHIC MATERIAL OMITTED. THE GRAPHIC MATERIAL CONSISTS OF THREE PIE CHARTS REFLECTING WYMAN-GORDON'S REVENUES BY BUSINESS SEGMENT FOR THE FISCAL YEARS 1999, 1998 AND 1997. THE PIE CHARTS ARE DESCRIBED IN TABULAR FORM BELOW]

      BUSINESS SEGMENT          FY99       FY98       FY97
----------------------------  --------   --------   --------
Aerospace Products:             83%        83%        78%
Energy Products:                14%        13%        16%
Other Products:                  3%         4%         6%

    Following the acquisition of Wyman-Gordon, we integrated Wyman-Gordon's financial reporting with our financial reporting. We classified Wyman-Gordon's operations into business segments according to product characteristics and combined them with our existing business segments. As a result, we added Forged Products as an additional business segment of our operations, and made certain modifications to our other segments, including the transfer of a small portion of our Precision Alloy Products segment to our Industrial Products Segment. In light of these modifications, we relabeled our "Precision Alloy Products" segment as "Investment Cast Products" to reflect the primary products produced by that segment. Therefore, our operations now include four principal business segments: Investment Cast Products, Forged Products, Fluid Management Products and Industrial Products. Each of these four business segments is described below.

INVESTMENT CAST PRODUCTS

    Our Investment Cast Products segment includes our subsidiaries PCC Structurals, Inc., PCC Airfoils, Inc. and Wyman-Gordon Investment
Castings, Inc. These three subsidiaries manufacture investment castings for aircraft engines, IGT engines, airframes, medical prostheses and other industrial applications. We primarily sell our Investment Cast Products to the aerospace market.

INVESTMENT CASTINGS

    We are the market leader in manufacturing large, complex structural investment castings, and we are the leading manufacturer of airfoil investment castings used in jet aircraft engines. We manufacture investment castings for every available jet aircraft engine program in production or under development by our key customers. We are leveraging our experience and expertise in large, complex structural and airfoil investment castings to manufacture castings for IGT engines used for electric power generation and we have expanded into the structural airframe market. In addition, we make investment castings for use in the automotive, medical prosthesis, satellite launch vehicle and general industrial markets.

    Investment casting technology involves a technical, multi-step process that uses ceramic molds in the manufacture of metal components with more complex shapes, closer tolerances and finer surface finishes than parts manufactured using other casting methods. The investment casting process begins with the creation of a wax pattern of the part to be cast, along with pathways through which molten metal flows into the ceramic mold. A ceramic shell is then formed around the wax pattern followed by removal of the wax from the ceramic shell by melting and draining the wax. Finally, molten metal is poured into the ceramic shell, the shell is removed, and the part undergoes final processing and inspection.

    Because of the complexity of the manufacturing process and the application of proprietary technologies, we believe we currently are the only manufacturer that can consistently produce the largest complex structural investment castings in quantities sufficient to meet our customers' quality and delivery requirements. Our emphasis on low cost, high quality products and timely delivery has enabled us to become one of the leading suppliers of structural and airfoil castings for jet aircraft engines, to increase our market share of IGT castings and to expand into the structural airframe market.

    Trends in the commercial aerospace market are a critical determinant of demand for our precision investment casting products. Beginning in 1995, demand for investment castings strengthened, primarily due to increased demand from the commercial aerospace industry, which had been in a cyclical downturn since 1991. However, during fiscal 1999, demand decreased in the commercial aerospace market as worldwide aircraft production reached its peak. The decrease in demand was due in part to the decline in wide-body aircraft orders for the Asian market where depressed economic conditions have curbed spending for new aircraft.

    Large jet aircraft engines are manufactured by a small number of suppliers, including General Electric, Pratt & Whitney, Rolls-Royce, and several joint ventures. As a result, we believe a high level of customer service and strong long-term customer relationships will continue to be important to achieving our goals. We have been supplying castings for jet engines to GE for more than 25 years, and we have been supplying Pratt & Whitney (a division of United Technologies) with castings for more than 20 years for its military jet engines and more than 15 years for its commercial jet engines. In addition, we have supplied small structural investment castings to Rolls Royce for more than 10 years and we have more recently begun supplying Rolls Royce with large, structural castings for use in its new Trent series of aircraft jet engines. As we have been able to cast larger and more complex parts, manufacturers of large jet aircraft engines have made increasing use of our structural castings.

AEROSPACE STRUCTURAL CASTINGS

    Our structural castings business includes the largest diameter stainless steel, nickel-based superalloys and titanium investment castings in the world, as well as a variety of smaller structural castings. These castings are stationary components that form portions of the fan, compressor, combustion and turbine sections of the jet aircraft engine, where strength and structural integrity are critical. Structural investment castings are sold primarily as original equipment to jet aircraft engine manufacturers.

    We believe that trends in the manufacturing of aircraft jet engines will continue to increase our revenues per engine. As the design of new generation aircraft engines has emphasized increased thrust, higher fuel efficiency and reduction of noise and exhaust emissions, engine operating temperatures and pressures have increased. These conditions require the use of engine parts made of alloys that are able to withstand extreme operating conditions and provide an optimum strength-to-weight ratio. Many of these alloys are particularly suited for use in the investment castings we manufacture. In addition, titanium, a metal with a lower melting temperature than stainless steel or superalloys, is used in all but the hottest parts of the engine because of its considerable weight savings. Titanium is an exceptionally difficult metal to cast because of its reactivity to other elements. However, we have developed the necessary technology and manufacturing processes to cast large, complex investment castings in titanium alloys. Many new generation engines, which are expected to be built through the next decade and beyond, make significantly greater use of our products than did prior engine designs. We manufacture structural investment castings for all three jet aircraft engines used on the Boeing 777 aircraft, and we are the sole supplier of structural investment castings for the GE90 jet engine. We also manufacture the intermediate case and the tail bearing housing for the new Rolls Royce Trent series of engines. These are the largest structural investment castings for jet aircraft engines in the world.

    We have also expanded into the structural airframes market. These airframe components are manufactured primarily from titanium and aluminum alloys. Aircraft manufacturers have begun to show substantial interest in using investment castings for airframe applications such as aileron and flap hinges, pylons (engine mounts) and wing spars and wing ribs.

AEROSPACE AIRFOIL CASTINGS

    We manufacture precision cast airfoils, which include the stationary vanes and rotating blades used in the turbine section of aircraft jet engines. This engine section is considered the "hot" section, where temperatures may exceed 2,400 degrees Fahrenheit. These conditions require use of superalloys and special casting techniques to manufacture airfoil castings with internal cooling passageways that provide both high performance and longer engine life.

    We use various casting technologies to produce turbine airfoils. We employ conventional casting processes to produce equiaxed airfoil castings, in which the metal grains are oriented randomly throughout the casting. A more advanced process enables us to produce directionally solidified ("DS") airfoil castings, in which the metal grains are aligned longitudinally. This alignment decreases the internal stress on the weakest portion of a metal part where the various grains adjoin, thereby providing increased strength and improved efficiencies in engine performance over equiaxed parts. An even more advanced process enables us to produce single crystal ("SX") airfoil castings, which consist of one large superalloy crystal without grain boundaries. SX castings provide greater strength and performance characteristics than either equiaxed or DS castings, as well as longer engine life.

    As engine sizes grow to generate greater thrust for larger aircraft, the turbine sections of these engines must work harder and burn hotter. As a result, the major aircraft engine manufacturers have increasingly been designing their engines with DS and SX blades. The DS and SX cast airfoils we build, with their complex cooling passages, have been instrumental in enabling these engines to operate at higher temperatures. SX cast airfoils are used both in new and redesigned engines, particularly in jet engines used in military applications where performance requirements are higher, and blade life is shorter than in commercial engines.

    The demand for aerospace airfoil castings is determined primarily by the number and type of engines required for new jet aircraft, the frequency of engine repairs and the inventory levels of replacement parts maintained by the principal jet aircraft engine manufacturers and repair centers. A jet engine's airfoil components have shorter useful lives than structural investment castings and are replaced periodically during engine maintenance. As a result, our sales of aerospace airfoil castings are less affected by the cyclical patterns of the aerospace industry than are our sales of structural investment castings. The timing for replacement of aerospace airfoil castings principally depends on the engine's time in service and the expected life of the airfoil casting. Based upon information from our major customers, we believe that approximately
50 percent of our sales of cast airfoils are used as replacement parts.

IGT CASTINGS

    In fiscal 1994, we began to focus on the manufacture of airfoil castings for IGT engines. We targeted this market because we believe (1) the performance and reliability standards we have developed in the manufacture of aerospace airfoil castings are applicable to the manufacture of IGT airfoils, (2) the worldwide market for IGT airfoils is large (approximately $500 million) and growing, and
(3) there are a small number of suppliers in this market. Our IGT products consist of airfoil castings and high-temperature combustion hardware used in large, land-based gas turbines designed for electrical power generation. In addition, we manufacture structural and airfoil castings for aircraft-derivative gas turbine engines which are also used for power generation as well as other industrial and military land and marine-based applications.

    IGT manufacturers have significantly improved the efficiency and reduced the pollution profiles of industrial gas turbines, principally by incorporating component-level advances that are included not only in new engines but also in the refurbishing and upgrading of existing turbines. We have leveraged our DS and SX airfoil casting knowledge from the aerospace market into the IGT market to produce blades and vanes that are better able to withstand the extreme heat and stresses of new higher-temperature gas turbines. IGT engines are built with investment castings that are similar, but generally larger, than blades and vanes manufactured by us for the aerospace market. Because of their size, IGT airfoils are more difficult to cast than smaller aerospace airfoils with the same properties.

    Since industrial gas turbines are primarily used in electrical power generation, castings sales for new IGT engines are tied to the growth of global electricity consumption, while demand for replacement parts depends on the size and usage rate of the installed base. Gas turbine power generation has several advantages over other power-generation methods, such as coal and nuclear-powered facilities, including lower average capital cost, shorter installation and regulatory approval time, ease of adding a new industrial gas turbine engine to an existing power plant to increase output and the clean-burning characteristics of natural gas. We believe these advantages have led to increased demand for gas turbine engines.

OTHER INVESTMENT CASTING PRODUCTS

    Our strategy for profitable growth also includes the pursuit of new opportunities for our existing investment casting technology. We have been expanding the application of our investment casting technology in the automotive, medical prosthesis, satellite and general industrial markets by manufacturing such products as turbocharger wheels, artificial hips and knees, parts for satellite launch vehicles and impellers for pumps and compressors.

FORGED PRODUCTS

    We are among the leading manufacturers of forged products for the aerospace, industrial gas turbine, and energy markets. Our Forged Products segment was added as a result of our acquisition of Wyman-Gordon and consists of the forging operations of Wyman-Gordon. Forged Products' aerospace and IGT sales primarily derive from the same large engine customers served by the Investment Cast Products segment, with additional aerospace sales going to manufacturers of landing gear and other airframe components. Similarly, the dynamics of the aerospace and IGT markets, as described in the Investment Cast Products section, above, are virtually the same for Forged Products.

    We manufacture components from sophisticated titanium and nickel alloys for jet engines including fan discs, compressor discs, turbine discs, seals, spacers, shafts, hubs and cases. Our airframe structural components are used on both commercial and military aircraft and include landing gear beams, bulkheads, wing spans, engine mounts, struts, wing hinges, wing and rail flaps and housings. These parts may be made of titanium, steel, aluminum or other alloys. We provide products for use in power plants worldwide as well as in oil and gas industry applications. We produce rotating components, such as discs and spacers, and valve components for land-based steam turbine and gas turbine generators, and in addition, also manufacture shafts, cases, and compressor and turbine discs for marine gas engines. We produce a variety of mechanical and structural tubular forged products, primarily in the form of extruded seamless pipe, for the domestic and international energy markets, which include nuclear and fossil-fueled power-plants, cogeneration projects and retrofit and life extension applications. For naval defense applications, we supply components for propulsion systems for nuclear submarines and aircraft carriers as well as pump, valve, structural and non-nuclear propulsion forgings.

    The forging process involves heating metal and shaping it through pressing or extrusion. These forged products can be produced from titanium, steel, or high-temperature nickel alloys. Forging is conducted on hydraulic presses with capacities ranging up to 55,000 tons.

    We believe that we are the world leader in producing forged rotating components for use in jet aircraft engines. These parts are forged from purchased ingots that are converted to billets in our cogging presses and from metal powders (primarily nickel alloys) that are produced, consolidated, and extruded into billet entirely in our own facilities.

    Forging comprises one of five different manufacturing processes, depending on the raw materials and the product application. In open die forging, the metal is pressed between dies that never completely surround the metal, thus allowing it to be observed during the process. This manufacturing method is used to create relatively simple, preliminary shapes to be processed further by closed-die forging. Closed-die forging involves pressing heated metal into required shapes and sizes determined by machined impressions in specially prepared dies that completely surround the metal. This process allows the metal to flow more easily within the die cavity and, thus, produces forgings with superior surface finish and tighter tolerances, with enhanced repeatability of the part shape.

    The conventional, closed die, multi-ram process, which is employed on our 20,000 and 30,000 ton presses, enables us to produce complex forgings with multiple cavities, such as valve bodies, in a single heating and pressing cycle. Dies may be split on either a vertical or a horizontal plane, and shaped punches may be operated by side rams, piercing rams, or both. This process also optimizes grain flow and uniformity of deformation, as well as reducing machining requirements.

    Isothermal forging is a closed-die process in which the dies are heated to the same temperature as the metal being forged, typically in excess of 1,900 degrees Fahrenheit. Because the dies may oxidize at these elevated temperatures, the forging process is done in a vacuum or inert gas atmosphere. Our isothermal press produces near-net shape components, requiring less machining by our customers.

    Finally, the extrusion process is capable of producing thick-wall, seamless pipe, with outside diameters of up to 48 inches and wall thicknesses from 0.5 inches up to seven inches for applications in the oil and gas industry, including tension leg platforms, riser systems, and production manifolds. Our 35,000-ton vertical extrusion press is one of the largest and most advanced in the world. In addition to solid metals, powdered materials can be compacted and extruded into forging billets with this press.

FLUID MANAGEMENT PRODUCTS

    The Fluid Management Products segment includes all of the businesses within PCC Flow Technologies, Inc. We entered the fluid management market in July 1996 with the acquisition of the NEWFLO Corporation. Subsequent acquisitions, which included Crown Pumps, OIC Valves, Baronshire

Engineering, Environment/One, TBV, Sterom, Reiss Engineering and Valtaco have enabled PCC Flow Technologies to further expand its product lines and markets. Our Fluid Management products are sold primarily to the general industrial and energy markets.

    We design, manufacture, market and service a broad range of high-quality fluid-handling industrial valves and pumps. Our finished fluid management products are manufactured primarily from castings, forgings and fabricated steel parts. We sell these products worldwide to a wide range of end-user markets under well-established brand names.

    The manufacturing process for fluid management products requires knowledge of multiple metalforming and processing technologies, including casting, machining, welding, heat treating, assembly and processing of metal components. Testing procedures, materials management and traceability, and quality control are also important aspects of our operations.

    We use our substantial knowledge of fluid management technologies, complex metal component manufacturing techniques and our end-user markets to develop, produce and sell engineered valves and pumps that we believe provide customer benefits superior to those of other manufacturers. Many of the products we offer are customized to end-user requirements or designed for specialized applications. Our maintenance, repair and service centers, extensive distribution network and inventory of products enable us to provide responsive service and timely deliveries to customers, thereby enhancing the marketability of our products. We believe our brand names, quality products and responsive service network also lead to repeat orders, stable demand and customer loyalty.

VALVES

    We manufacture and market specialty industrial and general purpose valves, fittings and flanges, principally for the chemical, refining, energy, pulp and paper, and marine markets. Our valve products consist primarily of multi-turn industrial valves, check valves, quarter-turn industrial ball and plug valves, double block and bleed dual expanding plug valves, four-way diverter valves and valve operators, stainless steel butterfly valves and corrosion-resistant titanium ball valves. We believe our General Valve positive shut-off, double block and bleed valve and our Technocheck hinged check valves are among the most technologically advanced products of these types sold in the fluid control market.

PUMPS

    We manufacture and market a complete line of general purpose and specialty pumps for power, cogeneration, geothermal, municipal, residential and industrial (including petroleum, chemical, mining, marine, and pulp and paper) applications. We also supply repair parts and service for pumps. Our pump products consist primarily of single-suction and double-suction centrifugal pumps, submersible and non-clog pumps, booster pump systems, vertical turbine, mixed-flow and axial-flow pumps and grinder pumps. We believe our Johnston vertical turbine pumps, our PACO booster systems and "Smart Pumps" and our E/One low-pressure sewer systems are among the leading products sold in the fluid-handling market.

SERVICES

    We maintain a number of service and repair facilities as well as stocking warehouses in the U.S. and Canada which provide aftermarket maintenance, repair, pre-sale modification services and inventory availability for our large installed base of fluid management products, as well as repair and replacement of fluid management products of other manufacturers. The market for replacement units, repair parts and repair services generally offers us higher margins and is less dependent on industry economic conditions than the market for equipment for new industrial facilities. We believe approximately 43 percent of our sales of fluid management products are derived from after-market service and repair activities.

INDUSTRIAL PRODUCTS

    The Industrial Products segment includes our subsidiaries PCC Specialty Products, Inc., J&L Fiber Services, Inc. and Advanced Forming Technology, Inc. ("AFT"). PCC Specialty Products manufactures a broad range of cold-forming header and threader tools and gundrills, and manufactures machines for vertical and horizontal boring, fastener production and gundrilling, principally for automotive and other machine tool applications. Our tooling business includes product lines manufactured by Reed-Rico, Astro Punch and Eldorado. Our machines business includes product lines manufactured by Olofsson, PCC Pittler, Reed-Rico and Eldorado. J&L Fiber Services produces refiner plates and screen cylinders for use in the pulp and paper industry. AFT manufactures metal-injection-molded, metal-matrix-composite, and ThixoFormed components for numerous industrial applications. Our Industrial Products are sold primarily to the general industrial, automotive and pulp and paper markets.

    We maintain the number one or two position in our served markets for industrial metalworking tools, and we have strong market positions in the manufacture of metalworking machines for general industrial markets. We entered these markets in March 1995 with the acquisition of Quamco, Inc. Since that time, we have increased our presence in the industrial metalworking tools and machines markets with three additional acquisitions. The acquisitions of Olofsson and Astro Punch, both acquired in fiscal 1997, and PCC Pittler, acquired in fiscal 1998, complemented our capabilities as a leading manufacturer of highly engineered industrial metalworking tools and machines. In fiscal 1998, we acquired J&L Fiber Services, Inc., a manufacturer of metal refiner plates and screen cylinders for the pulp and paper industry.

    We believe we have been able to maintain our leading market positions due to the quality of our products, the continued development of new technologies, brand name recognition and customer service.

METALWORKING TOOLS

    We design, manufacture and distribute a wide variety of precision metalworking tools to industrial companies that serve the automotive, appliance, construction, farm equipment, medical and aerospace industries. Our industrial metalworking tools consist primarily of heading, threading and gundrilling tools. Our gundrilling tools are used to drill precision holes to very close tolerances in such products as turbine engines, engine blocks, cylinder heads, transmission shafts, connecting rods and medical prostheses.

METALWORKING MACHINES

    We design, manufacture and distribute several types of metalworking machines primarily for the automotive industry. Our industrial metalworking machines include threading machines and attachments, gundrilling machines and computer-controlled specialized machine systems for boring and turning applications. Our threading machines and attachments are used to form a variety of threaded parts and fasteners.

REFINER PLATES AND SCREEN CYLINDERS

    We are the world leader in the design, manufacture and sale of refiner plates to the pulp and paper production markets. Refiner plates, which are highly engineered metal castings, are an integral part of the wood pulping process. Refiner plates separate wood chips into component fibers as pulp is transported through the system, and affect the ultimate quality of the paper produced. In addition, we manufacture conventional and rebuildable screen cylinders which are metal filtering devices inside pressure vessels that separate the usable wood fiber from undesirable elements in the pulp slurry mix. More than 90 percent of J&L Fiber Services' sales are used as replacement parts.

METAL-INJECTION-MOLDED, METAL-MATRIX-COMPOSITE, AND THIXOFORMED COMPONENTS

    We are the largest producer of powdered metal parts manufactured by a metal-injection-molding ("MIM") process. We are also a leading supplier of tungsten carbide cutting tools and wear parts manufactured by a powdered metal press and sinter process. In addition, we manufacture advanced technology, lightweight, net-shape, metal-matrix- composite parts that are made by combining aluminum and silicon carbide ("AlSiC," a registered trademark of the Company) using a patented pressure-infiltration-casting-process. We have also expanded into ThixoForming, an advanced technology alternative to conventional die casting in which materials such as magnesium, aluminum or zinc are injected in a semi-solid (thixotropic) state into a mold under vacuum conditions. The result is a high-density, complex component with superior materials properties and precise dimensional tolerances as compared to a die-cast part. We believe these businesses have the potential for rapid growth and complement our core competencies in metals, precision metalworking and the management of complex manufacturing processes.

    The MIM process is particularly well-suited to high volume production of small, complicated metal parts for numerous industries, including computer peripherals, medical instruments, electronics, automotive, power tools and firearms. We sell tungsten carbide parts to various industrial markets and we use these parts internally in our gundrilling operations. Metal-matrix-composite parts, which have high thermal conductivity and tightly controlled thermal expansion characteristics, are used in electronic applications that require heat dissipation and are used in automotive, telecommunication, aerospace and computer products. ThixoFormed components are used in automotive, electronic and other consumer products. We believe our broad range of products and highest standards of craftsmanship offer growth opportunities in numerous industry applications.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

OLD NOTES....................................  On March 3, 2000, we completed a private offering of the old notes, which consist of $200,000,000
                                               aggregate principal amount of 8.75% Senior Notes due
                                               2005. In connection with the initial sale of the old
                                               notes, we entered into a registration rights
                                               agreement in which we agreed, among other things, to
                                               deliver this prospectus to you and to complete an
                                               exchange offer.

THE EXCHANGE OFFER...........................  We are offering to issue up to $200,000,000 aggregate principal amount of our 8.75% Notes due 2005, which
                                               have been registered under the Securities Act, in
                                               exchange for an equal aggregate principal amount of
                                               our outstanding unregistered notes.

                                               The terms of the new notes are identical in all
                                               material respects to the terms of the old notes,
                                               except that the registration rights and related
                                               liquidated damages provisions, and the transfer
                                               restrictions applicable to the old notes, are not
                                               applicable to the new notes.

                                               Old notes may be tendered only in $1,000 increments.
                                               Subject to the satisfaction or waiver of specified
                                               conditions, we will exchange the new notes for all
                                               old notes that are validly tendered and not withdrawn
                                               prior to the expiration of the exchange offer. We
                                               will cause the exchange to be effected promptly after
                                               the expiration of the exchange offer.

                                               UPON COMPLETION OF THE EXCHANGE OFFER, THERE MAY BE
                                               NO MARKET FOR THE OLD NOTES, AND IF YOU FAIL TO
                                               EXCHANGE YOUR OLD NOTES, YOU MAY HAVE DIFFICULTY
                                               RESELLING THEM.

RESALES OF THE NEW NOTES.....................  Based upon interpretations by the staff of the SEC, we believe that the new notes issued in the exchange
                                               offer may be offered for sale, resold or otherwise
                                               transferred by you, without compliance with the
                                               registration and prospectus delivery requirements of
                                               the Securities Act, if you:

                                               -  acquire the new notes in the ordinary course of
                                               your business;

                                               -  are not engaging in and do not intend to engage in
                                               a distribution of the new notes;

                                               -  do not have an arrangement or understanding with
                                               any person to participate in a distribution of the
                                                  new notes;

                                               -  are not an affiliate of ours within the meaning of
                                                  Rule 405 under the Securities Act; and

                                               -  are not a broker-dealer that acquired the old
                                               notes directly from us.

                                               If any of these conditions is not satisfied and you
                                               transfer any new notes without delivering a proper
                                               prospectus or without qualifying for an exemption
                                               from registration, you may incur liability under the
                                               Securities Act.

                                               In addition, if you are a broker-dealer seeking to
                                               receive new notes for your own account in exchange
                                               for old notes that you acquired as a result of
                                               market-making or other trading activities, you must
                                               acknowledge that you will deliver this prospectus in
                                               connection with any offer to resell, or any resale or
                                               other transfer of the new notes that you receive in
                                               the exchange offer. See "Plan of Distribution."

EXPIRATION DATE..............................  The exchange offer will expire at 5:00 p.m., New York
                                               City time, on             , 2000, unless we extend
                                               it.

WITHDRAWAL...................................  You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer.
                                               We will return to you any of your old notes that are
                                               not accepted for exchange for any reason, without
                                               expense to you, promptly after the expiration or
                                               termination of the exchange offer.

CONSEQUENCES OF FAILING TO EXCHANGE YOUR OLD
  NOTES......................................  The exchange offer satisfies our obligations and your rights under the registration rights agreement. After
                                               the exchange offer is completed, you will not be
                                               entitled to any registration rights with respect to
                                               your old notes.

                                               Therefore, if you do not exchange your old notes, you
                                               will not be able to reoffer, resell or otherwise
                                               dispose of your old notes unless:

                                               -  you comply with the registration and prospectus
                                               delivery requirements of the Securities Act; or

                                               -  you qualify for an exemption from such Securities
                                               Act registration requirements.

INTEREST ON THE NEW NOTES AND THE OLD
  NOTES......................................  The new notes will bear interest at the rate of 8.75%
                                               per annum from the most recent date on which interest
                                               has been paid on the old notes or, if no interest has
                                               been paid on the old notes, from March 3, 2000. Such
                                               interest will be payable semi-annually on each March
                                               15 and September 15, beginning September 15, 2000. No
                                               interest will be paid on the old notes following
                                               their acceptance for exchange. See "Description of
                                               New Notes."

CONDITIONS TO THE EXCHANGE OFFER.............  The exchange offer is subject to various conditions.
                                               We reserve the right to terminate or amend the
                                               exchange offer at any time before the expiration date
                                               if various specified events occur. The exchange offer
                                               is not conditioned upon any minimum principal amount
                                               of outstanding old notes being tendered. See "The
                                               Exchange Offer--Conditions of the Exchange Offer."

EXCHANGE AGENT...............................  Bank One Trust Company, N.A. is serving as exchange agent for the exchange offer. All executed letters of
                                               transmittal should be directed to the exchange agent
                                               at the following address:

                                               By Mail or by Hand:  Bank One Trust Company, N.A.
                                                                   One North State Street, 9(th)
                                               Floor
                                                                   Chicago, Illinois 60602
                                                                   Attention: Exchanges

                                               By Facsimile for Eligible Institutions: (312)
                                               407-8853

                                               Questions and requests for assistance should be
                                               directed to the exchange agent at (800) 524-9472

PROCEDURES FOR TENDERING OLD NOTES...........  If you wish to tender your old notes, you must cause the following to be transmitted to and received by
                                               the exchange agent no later than 5:00 p.m., New York
                                               City time, on the expiration date:

                                               -  a confirmation of the book-entry transfer of the
                                                  tendered old notes into the exchange agent's
                                                  account at The Depository Trust Company;

                                               -  a properly completed and duly executed letter of
                                                  transmittal in the form accompanying this
                                                  prospectus (with any required signature
                                                  guarantees) or, at the option of the tendering
                                                  holder in the case of a book entry tender, an
                                                  agent's message in lieu of such letter of
                                                  transmittal; and

                                               -  any other documents required by the letter of
                                                  transmittal.

GUARANTEED DELIVERY PROCEDURES...............  If you wish to tender your old notes and you cannot cause the old notes or any other required documents
                                               to be transmitted to and received by the exchange
                                               agent before 5:00 p.m., New York City time, on the
                                               expiration date, you may tender your old notes
                                               according to the guaranteed delivery procedures
                                               described in this prospectus under the heading "The
                                               Exchange Offer--Guaranteed Delivery Procedures."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS.....  If you are the beneficial owner of old notes that are registered in the name of your broker, dealer,
                                               commercial bank, trust company, or other nominee, and
                                               you wish to participate in the exchange offer, you
                                               should promptly contact the person in whose name your
                                               outstanding old notes are registered and instruct
                                               that person to tender your old notes on your behalf.
                                               See "The Exchange Offer--Procedures for Tendering."

REPRESENTATIONS OF TENDERING HOLDERS.........  By tendering old notes pursuant to the exchange offer, you will, in addition to other customary
                                               representations, represent to us that you:

                                               -  are acquiring the new notes in the ordinary course
                                                  of business;

                                               -  are not engaging in a distribution of the new
                                                  notes;

                                               -  have no arrangement or understanding with any
                                                  person to participate in a distribution of the new
                                                  notes;

                                               -  are not an affiliate of ours, or if you are an
                                                  affiliate, you will comply with the registration
                                                  and prospectus delivery requirements of the
                                                  Securities Act; and

                                               -  are not a broker-dealer tendering old notes
                                                  acquired directly from us.

ACCEPTANCE OF OLD NOTES AND DELIVERY OF NEW
  NOTES......................................  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for
                                               exchange any and all old notes that are properly
                                               tendered and not withdrawn prior to 5:00 p.m., New
                                               York City time, on the expiration date. We will cause
                                               the exchange to be effected promptly after the
                                               expiration of the exchange offer.

UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS.............................  The exchange of old notes for new notes pursuant to the exchange offer generally will not be a taxable
                                               event for United States federal income tax purposes.
                                               See "United States Federal Income Tax
                                               Considerations."

APPRAISAL OR DISSENTERS' RIGHTS..............  You will have no appraisal or dissenters' rights in connection with the exchange offer.

USE OF PROCEEDS..............................  We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. We will pay
                                               all expenses incident to the exchange offer.

                     SUMMARY OF THE TERMS OF THE NEW NOTES

    The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions applicable to the old notes, are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture. For more complete information about the new notes, see the "Description of New Notes" section of this prospectus.

ISSUER.......................................  Precision Castparts Corp.

AGGREGATE AMOUNT.............................  $200,000,000 principal amount of 8.75% Senior Notes due 2005.

MATURITY.....................................  The new notes will mature on March 15, 2005.

INTEREST RATE................................  The new notes will bear interest at the rate of 8.75%
                                               per annum.

INTEREST PAYMENT DATES.......................  We will pay interest on the new notes semi-annually on March 15 and September 15, beginning
                                               September 15, 2000.

REDEMPTION...................................  The new notes are not subject to redemption.

RANKING......................................  The new notes will be our general unsecured obligations. The new notes will rank PARI PASSU in
                                               right of payment with all of our other unsubordinated
                                               indebtedness and senior in right of payment to all of
                                               our future subordinated indebtedness. The new notes
                                               are not guaranteed by any of our subsidiaries. The
                                               new notes will effectively be subordinated to
                                               (1) any of our secured indebtedness to the extent of
                                               the assets securing that indebtedness and (2) all
                                               indebtedness for money borrowed and other liabilities
                                               of our subsidiaries. As of December 26, 1999, we had
                                               an aggregate amount of outstanding secured debt and
                                               subsidiary debt of approximately $157 million and
                                               $1,172 million of total consolidated indebtedness.

CERTAIN COVENANTS............................  We will issue the new notes under an indenture (the
                                               "Indenture") with Bank One Trust Company, N.A.
                                               (successor in interest to The First National Bank of
                                               Chicago), as trustee. The Indenture among other
                                               things, restricts our ability to:

                                               -  incur certain liens;

                                               -  enter into certain affiliate transactions;

                                               -  merge, consolidate or sell assets; and

                                               -  engage in sale and leaseback transactions.

                                               See "Description of New Notes--Certain Covenants of
                                               the Company"

USE OF PROCEEDS..............................  We will not receive any proceeds from the exchange offer. For a description of the use of proceeds from
                                               the offering of the old notes, see "Use of Proceeds."

FORM OF THE NEW NOTES........................  The new notes will be represented by one or more permanent global securities in registered form
                                               deposited with Bank One Trust Company, N.A., as
                                               custodian, for the benefit of The Depository Trust
                                               Company. You will not receive notes in registered
                                               form unless one of the events set forth under the
                                               heading "Description of New Notes--Book-Entry,
                                               Delivery and Form" occurs. Instead, beneficial
                                               interests in the new notes will be shown on, and
                                               transfers of these interests will be effected only
                                               through, records maintained in book-entry form by The
                                               Depository Trust Company with respect to its
                                               participants.

ABSENCE OF A PUBLIC MARKET FOR THE NEW
  NOTES......................................  There has been no public market for the old notes, and no active market for the new notes is currently
                                               anticipated. We do not intend to apply for a listing
                                               of the new notes on any securities exchange or
                                               inclusion in any automated quotation system. We
                                               cannot make any assurances regarding the liquidity of
                                               the market for the new notes, the ability of holders
                                               to sell their new notes or the price at which holders
                                               may sell their new notes. See "Plan of Distribution."

TRUSTEE......................................  Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago) is serving as
                                               the trustee under the Indenture.

                                    GENERAL

    Precision Castparts Corp. is incorporated in Oregon. Our principal executive offices are located at 4650 S. W. Macadam Ave., Suite 440, Portland, Oregon 97201. Our telephone number is (503) 417-4800.

               SUMMARY OF HISTORICAL CONSOLIDATED FINANCIAL DATA

    We derived the following summary consolidated statements of operations data and consolidated balance sheet data from both our audited and unaudited consolidated financial statements and related notes. Our unaudited consolidated statements of operations data for the nine months ended December 27, 1998 and December 26, 1999 and consolidated balance sheet data as of December 26, 1999 include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the nine months ended
December 26, 1999 are not necessarily indicative of the results of operations that may be expected for the year ending April 2, 2000. The results of operations for the nine months ended December 26, 1999 include approximately five weeks of operations of Wyman-Gordon.

    You should read the summary consolidated financial data presented below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements with related notes and the other financial information contained or incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended March 28, 1999, our Quarterly Report on Form 10-Q for the quarter ended December 26, 1999 and our Current Report on Form 8-K filed on December 8, 1999, as amended on February 7, 2000, which we incorporate by reference in this prospectus. See "Documents Incorporated By Reference." In addition, you should read our unaudited pro forma combined financial information with related notes included elsewhere in this prospectus.

                                                                                                           NINE MONTHS ENDED
                                                                 FISCAL YEARS                         ---------------------------
                                           --------------------------------------------------------   DECEMBER 27    DECEMBER 26
                                             1995       1996       1997        1998         1999          1998           1999
                                           --------   --------   --------   ----------   ----------   ------------   ------------
                                                                                                              (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................  $436,400   $556,800   $972,800   $1,316,700   $1,471,900    $1,094,600     $1,121,600
Cost of goods sold.......................   359,500    446,100    765,500    1,025,100    1,134,000       838,900        872,300
Provision for restructuring and other....        --         --      3,400        8,600       13,100            --         11,000
Selling and administrative expenses......    31,600     46,900     91,500      127,000      146,400       112,400        119,100
Interest (income) expense, net...........    (1,500)       100     16,700       20,700       27,600        20,700         24,800
Provision for income taxes...............    17,800     22,600     39,200       49,200       47,500        47,200         36,100
                                           --------   --------   --------   ----------   ----------    ----------     ----------
Net income...............................  $ 29,000   $ 41,100   $ 56,500   $   86,100   $  103,300    $   75,400     $   58,300
                                           ========   ========   ========   ==========   ==========    ==========     ==========

Net income per common share
  Basic..................................  $   1.45   $   2.02   $   2.59   $     3.56   $     4.23    $     3.10     $     2.38
  Diluted................................  $   1.44   $   2.00   $   2.57   $     3.53   $     4.22    $     3.08     $     2.37
Weighted average shares outstanding
  Basic..................................    20,000     20,400     21,800       24,200       24,400        24,300         24,500
  Diluted................................    20,100     20,600     22,000       24,400       24,500        24,500         24,600
Cash dividends declared per common
  share..................................  $   0.22   $   0.24   $   0.24   $     0.24   $     0.24    $     0.18     $     0.18

OTHER DATA:
EBIT(1)..................................  $ 45,300   $ 63,800   $112,400   $  156,000   $  178,400    $  143,300     $  119,200
EBITDA(1)................................  $ 69,200   $ 86,700   $147,600   $  199,500   $  232,500    $  183,100     $  168,000
Adjusted EBIT(1).........................  $ 45,300   $ 63,800   $115,800   $  164,600   $  191,500    $  143,300     $  130,200
Adjusted EBITDA(1).......................  $ 69,200   $ 86,700   $151,000   $  208,100   $  245,600    $  183,100     $  179,000
Capital expenditures.....................  $ 10,900   $ 19,700   $ 52,800   $   82,900   $   74,800    $   56,100     $   30,500
Ratio of earnings to fixed charges(2)....     25.6x      31.1x       5.7x         6.2x         5.6x          6.0x           4.3x
Percentage of debt to total capital,
  including short-term debt..............       9.1%       4.4%      37.3%        38.5%        37.9%         39.0%          61.0%

                                                                                            DECEMBER 27,
                                               FISCAL YEARS                          ---------------------------
                        ----------------------------------------------------------   DECEMBER 27,   DECEMBER 26,
                          1995       1996        1997         1998         1999          1998           1999
                        --------   --------   ----------   ----------   ----------   ------------   ------------
                                                                                             (UNAUDITED)
BALANCE SHEET DATA (AT
  PERIOD END):
Working capital(3)....  $ 89,900   $125,800   $  205,200   $  246,000   $  252,300    $  258,500     $   (4,800)
Total assets..........  $406,700   $450,500   $1,070,100   $1,274,600   $1,449,600    $1,431,600     $2,461,200
Total debt............  $ 26,000   $ 13,900   $  300,500   $  372,200   $  425,900    $  426,600     $1,172,100
Shareholders'
  investment..........  $258,400   $303,100   $  504,400   $  595,300   $  697,400    $  667,700     $  749,700

------------------------

(1) EBIT represents earnings before interest and income taxes. EBITDA represents earnings before interest, income taxes, depreciation and amortization. Other companies in our industry may calculate EBIT and EBITDA differently than we do. Neither EBIT nor EBITDA is intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. We have included EBIT and EBITDA because we understand that EBIT and EBITDA are used by certain investors as measures of a company's ability to service debt. However, EBIT and EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. Adjusted EBIT and adjusted EBITDA are calculated by adding to EBIT and EBITDA the restructuring and other non-recurring charges that we believe are not indicative of our future operating performance.

(2) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.

(3) At December 26, 1999, our balance sheet reflected negative working capital, primarily due to the fact that the $300 million of outstanding borrowings under the bridge credit agreement was classified as short-term borrowings.

                                  RISK FACTORS

    THE NEW NOTES, LIKE THE OLD NOTES, ENTAIL RISK. IN DECIDING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER, YOU SHOULD CONSIDER THE RISKS ASSOCIATED WITH THE NATURE OF OUR BUSINESS AND THE RISK FACTORS RELATING TO THE EXCHANGE OFFER IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE MAKING A DECISION TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES. THE RISK FACTORS BELOW ARE NOT NECESSARILY EXHAUSTIVE, AND WE ENCOURAGE YOU TO PERFORM YOUR OWN INVESTIGATION WITH RESPECT TO THE NOTES AND OUR COMPANY.

IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, YOU MAY BE UNABLE TO SELL THEM.

    Because we did not register the old notes under the Securities Act or any state securities laws, and we do not intend to register any remaining old notes after the exchange offer, the old notes may only be transferred in limited circumstances under the securities laws. If the holders of the old notes do not exchange their notes in the exchange offer, they lose their right to have their old notes registered under the Securities Act, subject to certain limitations. A holder of old notes after the exchange offer may be unable to sell its old notes.

THERE IS NO PUBLIC MARKET FOR THE NEW NOTES, SO YOU MAY BE UNABLE TO SELL THEM.

    The new notes are new securities for which there is currently no market. Consequently, the new notes will be relatively illiquid, and you may be unable to sell them. We do not intend to apply for listing of the new notes on any securities exchange or for the inclusion of the new notes in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new notes will develop.

YOU MUST TENDER THE OLD NOTES IN ACCORDANCE WITH PROPER PROCEDURES IN ORDER TO
  ENSURE THE EXCHANGE WILL OCCUR.

    The exchange of the old notes for the new notes can only occur if the proper procedures, as detailed in this prospectus, are followed. The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation, a properly completed and executed letter of transmittal (or an agent's message in lieu thereof) and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered will continue to be subject to the existing transfer restrictions. In addition, if you are an affiliate of ours or you tender the old notes in the exchange offer in order to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution."

IF A MARKET DEVELOPS FOR THE NEW NOTES, THE NOTES MIGHT TRADE AT VOLATILE
  PRICES.

    If a market develops for the new notes, the notes might trade at prices higher or lower than their initial public offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND MAKE IT MORE
  DIFFICULT FOR US TO FULFILL OUR OBLIGATIONS UNDER THE NEW NOTES.

    At December 26, 1999, our total consolidated indebtedness was approximately $1,172 million. We used all of the net proceeds from the sale of the old notes to repay borrowings under a bridge credit agreement, which we used to finance a portion of the acquisition of Wyman-Gordon. We repaid the remaining balance of the bridge credit agreement with proceeds from the issuance of approximately $100 million of additional commercial paper. Consequently, our total consolidated indebtedness did not change significantly as a result of the issuance of the old notes. See "Description of Certain Indebtedness."

    Our indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the new notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures and other general corporate purposes;

    - limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow a significant amount of additional funds;

    - limit, along with the financial and other restrictive covenants in our indebtedness, our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

    - place us at a competitive disadvantage compared to our competitors that have less debt.

    We may be able to incur additional indebtedness in the future which could intensify the risks listed above.

ALTHOUGH YOUR NEW NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY WILL EFFECTIVELY
  BE SUBORDINATED TO OUR SECURED DEBT AND THE DEBT OF OUR SUBSIDIARIES.

    The new notes are unsecured and therefore will effectively be subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt and to all indebtedness for money borrowed and other liabilities of our subsidiaries. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the new notes. We, and our creditors, may access the assets of our subsidiaries only after adequate provision is made for the payment of our subsidiaries' debts and liabilities. Assuming we had completed the offering of the old notes on December 26, 1999, we would have had an aggregate amount of outstanding secured debt and subsidiary debt of approximately $157 million and $1,172 million of total consolidated indebtedness.

FAILURE TO SUCCESSFULLY INTEGRATE THE BUSINESSES OF WYMAN-GORDON INTO OUR
  OPERATIONS COULD HARM OUR BUSINESS.

    On November 24, 1999, we acquired approximately 98% of the outstanding common stock of Wyman-Gordon Company pursuant to a cash tender offer. We acquired the remaining common stock of Wyman-Gordon pursuant to a merger on January 12, 2000. As a result of the merger, Wyman-Gordon became our wholly owned subsidiary.

    We cannot assure you that the Wyman-Gordon businesses will be integrated successfully into our operations or prove profitable. In addition, due to the nature of a public acquisition, our due diligence on Wyman-Gordon generally only included a review of Wyman-Gordon's public filings and representations of Wyman-Gordon, which did not include indemnification or similar provisions from any other person or entity. As a result, any undisclosed liabilities, inaccurate assessments of disclosed liabilities or other unforeseen significant factors could have an adverse effect on our operating results.

WE MAY MAKE ACQUISITIONS THAT COULD SUBJECT US TO A NUMBER OF OPERATIONAL RISKS.

    We expect that we will continue to make acquisitions of, investments in, and strategic alliances with complementary businesses, products and technologies to enable us to add products and services for our core customer base and for adjacent markets, and to expand each of our businesses geographically. However, implementation of this strategy entails a number of risks, including:

    - inaccurate assessment of undisclosed liabilities;

    - entry into markets in which we may have limited or no experience;

    - diversion of management's attention from our core businesses;

    - potential loss of key employees or customers of the acquired businesses;

    - difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies and cost savings; and

    - increase in our indebtedness and a limitation in our ability to access additional capital when needed.

    While our acquisition strategy places emphasis on the ability of existing management of the acquired businesses to continue to operate autonomously, certain changes may need to be made to integrate the acquired businesses into our operations, to assimilate many new employees and to implement reporting, monitoring and forecasting procedures. Obtaining anticipated revenue synergies or cost reductions are also a risk in many acquisitions.

    We are also seeking to expand into additional markets through the development of new product applications based on our existing metalforming technologies, including efforts to increase our presence in the industrial gas turbine and structural airframe markets. These efforts have required, and will continue to require, us to make substantial investments, including increased levels of research and development expenditures and a significant amount of capital expenditures for new, expanded or improved production facilities. We cannot assure you that we will be able to successfully manage the expansion into new markets and products or that these efforts will not have an adverse impact on our business.

OUR BUSINESS IS AFFECTED BY THE CYCLICALITY OF THE AEROSPACE INDUSTRY AND OTHER
  INDUSTRIES.

    The commercial aerospace industry is cyclical in nature, and the demand by commercial airlines for new aircraft historically has been closely related to the state of the U.S. and world economies. For example, the large number of aircraft delivered in the early 1990s and the aerospace industry's widespread losses created excess capacity in the air carrier system. During this period, airlines and leasing companies deferred existing new aircraft orders and to a lesser degree canceled orders. These deferrals and cancellations adversely affected the volume and price of orders placed with the manufacturers of commercial aircraft engine components, including us. Although commercial aircraft deliveries have increased since 1996 and the U.S. airline industry has been relatively strong in recent years, we cannot assure you that the improved operating performance of the commercial airlines will continue or that deliveries of large commercial aircraft will not decline in the future. Moreover, many industry analysts have forecasted deliveries of large commercial aircraft to decrease over the near term. Any developments in the commercial aerospace market resulting in a reduction in the rate of future aircraft deliveries, including cancellations and deferrals of scheduled deliveries, could have a material adverse effect on our business.

OUR BUSINESS IS DEPENDENT ON A SMALL NUMBER OF CUSTOMERS.

    A substantial portion of our business is conducted with a relatively small number of large aerospace customers, including GE, United Technologies and Rolls Royce. GE accounted for approximately 11% (17% pro forma) of our fiscal 1999 net sales, United Technologies accounted for approximately 9% (9% pro forma) of our fiscal 1999 net sales and Rolls Royce accounted for approximately 8% (7% pro forma) of our fiscal 1999 net sales. We have made significant price concessions to aerospace customers in recent years, and we expect customer pressure for pricing concessions will continue.

    Direct sales to the U.S. military and sales to defense contractors constituted approximately 13% (14% pro forma) of our fiscal 1999 net sales. U.S. defense spending in markets we serve has been declining since the 1980s, and continued reductions in defense budgets or military aircraft procurement could adversely affect our business.

OUR BUSINESS IS DEPENDENT ON CERTAIN RAW MATERIALS.

    We do not have fixed price contracts or arrangements for some of the supplies and raw materials that we purchase, including certain metals and steel. Commercial deposits of certain metals, such as cobalt, nickel, titanium and molybdenum, that are required for the alloys used in our precision castings and forgings, are found in only a few parts of the world. The availability and prices of these metals may be influenced by private or government cartels, changes in world politics, unstable governments in exporting nations and inflation. Similarly, supplies of tool grade steel used in our operations may also be subject to variation in availability and pricing. Shortages of, and price increases for, certain raw materials used in our operations have occurred in the past and may occur in the future. Future shortages or price fluctuations in raw materials could have a material adverse effect on our business. We do not generally hedge against price increases of metals or other raw materials; however, we have historically hedged a portion of our nickel requirements.

OUR BUSINESS IS AFFECTED BY CERTAIN GOVERNMENTAL REGULATIONS.

    Some of our products are manufactured and sold under U.S. government contracts or subcontracts. Consequently, we are directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds. In addition, government contracts or subcontracts may be canceled.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL REGULATIONS AND RELATED LIABILITIES.

    We are subject to federal, state and local environmental laws and regulations concerning, among other things, wastewater, air emissions, toxic use reduction and hazardous materials disposal. We conduct our operations at industrial sites where hazardous materials have been managed for many years, including periods before careful management of these materials was required or generally believed to be necessary. Consequently, we are subject to various environmental laws that impose compliance obligations and can create liability for historical releases of hazardous substances. Environmental legislation and regulations and related administrative policies have changed rapidly in recent years. It is likely that we will be subject to increasingly stringent environmental standards in the future (including those under the Clean Air Act Amendments of 1990, the Clean Water Act Amendments of 1990, stormwater permit program and toxic use reduction programs) and that we will be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis. We own properties or conduct or have conducted operations at properties, including properties acquired in recent acquisitions, which have been contaminated with hazardous substances and for which further investigation and remediation is likely to be necessary.

    Our financial statements include reserves for future costs arising from environmental issues relating to these properties and our operations. Our actual future expenditures, however, for installation of and improvements to environmental control facilities, remediation of environmental conditions at our properties and other similar matters cannot be conclusively determined. At December 26, 1999, we had accrued aggregate environmental reserves of $38.9 million, which included reserves for Wyman-Gordon environmental matters, as well as our other subsidiaries. Although we have recorded these reserves for environmental matters, we cannot assure you that these reserves are adequate to cover the cost of remedial measures that may eventually be required by environmental authorities with respect to known environmental matters or related liabilities and the cost of claims that may be asserted by such authorities or private parties in the future with respect to matters about which we are not yet aware. Accordingly, the costs of environmental claims may exceed the amounts reserved.

    Our environmental reserves of $38.9 million at December 26, 1999 include approximately $29.9 million of reserves accrued by Wyman-Gordon for cleanup expenses and other costs associated with environmental issues. These reserves include amounts for expected cleanup expenses for Wyman-Gordon's Worcester, Massachusetts, facility which is substantially closed and is expected to be sold, remediation projects at Wyman-Gordon's facilities in Houston, Texas, North Grafton/Millbury, Massachusetts, Groton, Connecticut and Buffalo, New York, and various Superfund sites. We cannot assure you that the actual costs of remediation for Wyman-Gordon's environmental liabilities will not exceed the amount presently accrued. The following paragraphs discuss the more significant matters for which we have established reserves.

    Pursuant to an agreement between Wyman-Gordon and the U.S. Air Force in connection with Wyman-Gordon's acquisition of the North Grafton facility in 1982, Wyman-Gordon agreed to make expenditures totaling $20.8 million for environmental management and remediation at that site, of which $3.3 million remained as of May 31, 1999. Approximately one-half of the remaining Air Force projects are capital in nature. These expenditures will not resolve all of Wyman-Gordon's obligations to federal and state regulatory authorities, who are not parties to the agreement. We expect to incur an additional amount to comply with federal and state environmental requirements in connection with the investigation and remediation of contamination at the North Grafton facility. The North Grafton site is located in an area where regional groundwater has been impacted with a number of contaminants, including chlorinated solvents. The Massachusetts Department of Environmental Protection ("MADEP") also has asked Wyman-Gordon to investigate contamination in a brook and pond near the facility. Pursuant to a license from the Atomic Energy Commission, Wyman Gordon disposed of magnesium thorium alloys, which are low-level radioactive waste, at the North Grafton facility. At some point, further controls or remediation may be necessary with respect to these wastes.

    Wyman Gordon's Houston facility has used onsite landfills for the disposal of various industrial wastes. It also operates a system of wastewater management lagoons. As a result of onsite waste management and historic operations of the facility, contamination has occurred in the soil and groundwater. We anticipate substantial expenditures for remediation of contamination at the Houston facility.

    In 1998, we purchased Sterom, S.A., from the Romanian government. As part of this acquisition, we committed to invest up to $3.6 million over five years to investigate and cleanup contamination at the Sterom facility and to improve environmental controls at the facility. We obtained a purchase price adjustment to fund a substantial portion of these commitments.

    Carmet Company is investigating the extent of chlorinated solvents contamination discovered in the soil and groundwater at its plant in Bad Axe, Michigan. Whether or not remediation will be necessary is not yet determined, and Carmet may have defenses to liability for the contamination. We have asserted an indemnity claim against the former shareholders of Carmet for recovery from an escrow account of all or a portion of the costs associated with this and certain other environmental matters. The former shareholders have disputed this indemnity claim and the claim is unresolved.

    In 1989, the Oregon Health Division (OHD) alleged that our facility in Portland, Oregon, discharged low level radioactive material to the Portland city sewer in violation of our radioactive materials license. The City of Portland also has alleged that the discharges violated our wastewater discharge permit. Although we contested the alleged violations, we undertook extensive cleaning of portions of the sewer system under a consent agreement with the City and OHD. The extent to which other investigation or remedial work may be necessary, however, is unknown.

    On January 10, 2000, the State of Connecticut filed a complaint against Wyman-Gordon Investment Casting, Inc. in the Superior Court Judicial District of Hartford, Connecticut. The complaint alleges various violations by the Wyman-Gordon's Groton, Connecticut, facility of its wastewater discharge permit during the years 1995 through 1998. The complaint does not allege any violations after 1998 or that any of the violations are ongoing. The state has indicated that it will propose a civil penalty of $200,000.

    We, together with numerous other parties, have been named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for the cleanup of the following Superfund sites:
Salco Disposal Site, Monroe, Michigan; Operating Industries, Monterey Park, California; PSC Resources, Palmer, Massachusetts; Pasco County Landfill, Pasco, Washington (for which our insurers have been paying defense costs); the Western Processing Site, Kent, Washington; and the Gemme/Fournier site, Leicester, Massachusetts (for which Wyman Gordon's insurers have been paying defense costs). We have asserted indemnity and insurance claims for some of these sites and expects to recover some portion of its losses for these sites. Except for sites for which its insurer has acknowledged responsibility, we have not recorded an asset for potential recoveries.

    We or our subsidiaries also have potential liability associated with former facilities. The Environmental Protection Agency has asserted a claim against Wyman-Gordon for remedial action the agency has conducted at the former Wyman-Gordon facility in Harvey, Illinois; EPA has proposed settlement of this claim for $300,000. The current owner of a former Arwood facility in Rockleigh, New Jersey has asserted claims for contamination at that property; Wyman-Gordon is entitled to indemnity of one half the amount of this claim from an escrow account established by Arwood Corporation from which Wyman-Gordon acquired certain operations. In 1999, PCC Specialty Products, Inc. sold its former Merriman facility in Hingham, Massachusetts. PCC Specialty Products, Inc. made commitments to the new owner and the MADEP to undertake certain remedial action with respect to contamination at this facility. In February, 2000, PCC Flow Technologies, Inc. sold its Penberthy operations in Prophetstown, Illinois. During the course of the transaction, Penberthy, Inc. discovered contamination in the soil and groundwater. PCC Flow Technologies, Inc. is obligated to the landlord and the new owner of the Penberthy business to undertake certain investigation and remedial action at this former facility. We or our subsidiaries also have potential liability for contamination at other former facilities where we do not believe our liability will be material.

    We have recorded reserves for each of the environmental matters described above, as well as other less significant matters. Nevertheless, we cannot assure you that these reserves are adequate to cover the cost of remedial measures that may eventually be required by environmental authorities with respect to known environmental matters or related liabilities and the cost of claims that may be asserted by such authorities or private parties in the future with respect to matters about which we are not yet aware. Accordingly, the costs of environmental claims may exceed the amounts reserved.

    Wyman-Gordon has notified its insurer of potential liabilities at its Grafton and Worcester facilities and has asserted that it is entitled to recover its costs under various historic insurance policies. We also have notified our insurers of potential liabilities associated with the PCC Structurals facility in Portland,

Oregon. Although we believe we are entitled to coverage for a substantial portion of our remediation costs at these sites, we do not yet know whether or to what extent our insurer will contest the claims.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

    We are both a purchaser of products from, and a supplier to, businesses located outside of the United States. We also have significant operations located outside the United States. Certain risks are inherent in international operations, including the risk of government financed competition, changes in trade policies, tariff regulations, currency fluctuations and difficulties in obtaining U.S. and other export and import licenses.

OUR BUSINESS INVOLVES RISKS ASSOCIATED WITH COMPLEX MANUFACTURING PROCESSES.

    Our business involves complex manufacturing processes. Some of these processes involve high pressures, hot metal and other materials and equipment that present certain safety risks to workers employed at our manufacturing facilities. Although we employ safety procedures in the design and operation of our facilities, the potential exists for accidents involving death or serious injury. The potential liability resulting from any such accident, to the extent not covered by insurance, could have a material adverse effect on our business. Any disruption of operations at any of our facilities could also have a material adverse effect on our business.

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents we incorporate herein by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including:

    - our financial performance;

    - our growth in revenue and earnings;

    - our cash flows from operations;

    - our ability to refinance and repay indebtedness; and

    - the integration of the Wyman-Gordon acquisition.

    You can identify forward-looking statements by those that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "expect," "anticipate," "contemplate," "estimate," "believe," "plan," "project," "predict," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the risk factors described in this prospectus. Such factors may cause our actual results to differ materially from any forward-looking statement.

    Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

    The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes. The old notes that are surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

    The net proceeds from the issuance and sale of the old notes was approximately $197,989,000 (after deduction of initial purchaser's discounts and estimated offering expenses payable by us). We used those net proceeds to repay a portion of our borrowings under a bridge credit agreement, which we used to finance a portion of our acquisition of Wyman-Gordon. We repaid the remaining balance under the bridge credit agreement with existing cash balances and the proceeds from the issuance of additional commercial paper. At the time of such repayment, the borrowings under the bridge credit agreement bore interest at the rate of 7.1%.

                                 CAPITALIZATION

    The following table sets forth our capitalization (1) on an actual basis as of December 26, 1999 and (2) on an as adjusted basis to give effect to the sale by us of the old notes and the application of the proceeds therefrom, and the issuance by us of approximately $100 million of additional commercial paper to repay the remaining balance of our bridge credit agreement. See "Use of Proceeds."

    This table should be read together with the consolidated financial statements and notes thereto incorporated by reference into this prospectus and the unaudited pro forma combined financial information and notes thereto included elsewhere in this prospectus.

                                                                 DECEMBER 26, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Short-term borrowings:
  Notes payable (1).........................................  $    2,500   $    2,500
  Accounts receivable securitization (1)....................     142,900      142,900
  Bridge credit agreement (1)...............................     300,000           --
  Current portion of long-term debt.........................      10,500       10,500
    Total short-term borrowings.............................  $  455,900   $  155,900

Long-term debt, excluding current portion:
  Commercial paper (1)......................................  $  165,500   $  265,500
  Term loan (1).............................................     400,000      400,000
  6.75% Notes due fiscal 2008...............................     150,000      150,000
  Notes.....................................................          --      200,000
  Other debt................................................         700          700
                                                              ----------   ----------
    Total long-term debt....................................     716,200    1,016,200
                                                              ----------   ----------
Shareholders' investment:
  Common stock..............................................      24,500       24,500
  Additional paid-in capital................................     179,500      179,500
  Retained earnings.........................................     551,000      551,000
  Cumulative translation adjustments........................      (5,300)      (5,300)
                                                              ----------   ----------
    Total shareholders' investment..........................     749,700      749,700
                                                              ----------   ----------
    Total long-term debt and shareholders' investment.......  $1,465,900   $1,465,900
                                                              ==========   ==========

------------------------

(1) Represents debt, committed and uncommitted (in the case of notes payable), of varying dates of maturity. As of December 26, 1999, the notes payable bore an effective interest rate per annum of 4.4%, the accounts receivable securitization bore an effective interest rate of 6.6%, the bridge credit agreement bore an effective interest rate of 7.1% and the term loan bore an effective interest rate of 7.6%. Our outstanding commercial paper bore an effective interest rate of 7.0% at December 26, 1999.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial information, including the notes thereto, give effect to (1) the acquisition of Wyman-Gordon, (2) the purchase of Wyman-Gordon's outstanding 8% notes due 2007, and (3) financing referenced in Note 4(a) to the unaudited pro forma combined financial information, and are qualified in their entirety by reference to, and should be read in conjunction with, our historical consolidated financial statements and Wyman-Gordon's historical consolidated financial statements incorporated by reference into this prospectus. We report on the basis of a 52-53 week fiscal year ending the Sunday closest to March 31, while Wyman-Gordon reported on the basis of a 52-53 week fiscal year ending on the Saturday closest to May 31. The unaudited pro forma combined statements of income data includes the fiscal year ended March 28, 1999 for us and the fiscal year ended May 31, 1999 for Wyman-Gordon and includes the nine months ended December 26, 1999 for us and Wyman-Gordon. For the statements of income, the acquisition of Wyman-Gordon and debt incurrences are treated as if they had taken place on the first day of the periods presented. In combining the financial information, we have made certain reclassifications to Wyman-Gordon's historical financial statements to conform to our presentation. The unaudited pro forma combined statements of income data do not reflect any adjustments for cost savings that may be realized as a result of combining our operations with Wyman-Gordon's operations following the acquisition of Wyman-Gordon.

    We have prepared the unaudited pro forma combined financial statements based upon currently available information and assumptions that we have deemed appropriate. This pro forma information may not be indicative of what actual results would have been, nor does such data purport to represent the combined financial results of us and Wyman-Gordon for future periods. In addition, the pro forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from final adjustments.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME DATA

                                                         YEAR ENDED MARCH 28, 1999 FOR PCC AND
                                                       YEAR ENDED MAY 31, 1999 FOR WYMAN-GORDON
                                              -----------------------------------------------------------
                                                   HISTORICAL                      PRO FORMA
                                              ---------------------   -----------------------------------
                                                                      ADJUSTMENTS
                                                            WYMAN-     INCREASE
                                                 PCC        GORDON    (DECREASE)     NOTES      COMBINED
                                              ----------   --------   -----------   --------   ----------
                                                           (DOLLARS AND SHARES IN THOUSANDS)
INCOME STATEMENT DATA:

Net sales..................................   $1,471,900   $849,300     $(61,900)    (1)(2)    $2,259,300

Cost of goods sold.........................    1,134,000    715,900      (39,800)    (1)(3)     1,810,100

Provision for restructuring charges and
  other....................................       13,100     13,800       (2,000)     (1)          24,900

Selling and administrative expenses........      146,400     57,900       (8,500)     (1)         195,800

Interest expense, net......................       27,600     14,200       48,300     (2)(4)        90,100
                                              ----------   --------     --------               ----------

Income before provision for income taxes...      150,800     47,500      (59,900)                 138,400

Provision for income taxes.................       47,500     10,500       (9,400)     (5)          48,600
                                              ----------   --------     --------               ----------

Net income.................................   $  103,300   $ 37,000     $(50,500)              $   89,800
                                              ==========   ========     ========               ==========

Net income per share (basic)...............   $     4.23                                       $     3.68

Net income per share (diluted).............   $     4.22                                       $     3.67

Weighted average shares outstanding
  (basic)..................................       24,400                                           24,400

Weighted average shares outstanding
  (diluted)................................       24,500                                           24,500

OTHER FINANCIAL DATA:

EBIT.......................................   $  178,400   $ 61,700     $(11,600)     (6)      $  228,500

EBITDA.....................................   $  232,500   $ 89,300     $    900      (6)      $  322,700

Adjusted EBIT..............................   $  191,500   $ 75,500     $(13,600)     (6)      $  253,400

Adjusted EBITDA............................   $  245,600   $103,100     $ (1,100)     (6)      $  347,600

    The following unaudited pro forma combined statements of income data for the nine months ended December 26, 1999 includes the nine months ended December 26, 1999 for us and Wyman-Gordon. Because Wyman-Gordon's fiscal year ended on May 31, 1999, two months of this nine-month period are also reflected in the unaudited pro forma combined statements of income data for the companies' fiscal years above. Wyman-Gordon's net sales and net income for this two-month period were $142,900 and $13,500, respectively.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME DATA

                                                    NINE MONTHS ENDED DECEMBER 26, 1999 FOR PCC AND
                                                 NINE MONTHS ENDED DECEMBER 26, 1999 FOR WYMAN-GORDON
                                              -----------------------------------------------------------
                                                   HISTORICAL                      PRO FORMA
                                              ---------------------   -----------------------------------
                                                                      ADJUSTMENTS
                                                            WYMAN-     INCREASE
                                                 PCC        GORDON    (DECREASE)     NOTES      COMBINED
                                              ----------   --------   -----------   --------   ----------
                                                           (DOLLARS AND SHARES IN THOUSANDS)
INCOME STATEMENT DATA:

Net sales..................................   $1,064,300   $510,500     $(39,500)    (1)(2)    $1,535,300

Cost of goods sold.........................      825,600    432,800      (20,900)    (1)(3)     1,237,500

Provisions for restructuring charges and
  other....................................       11,000     (1,400)          --                    9,600

Environmental charges......................           --     14,700           --                   14,700

Selling and administrative expenses........      114,800     38,600       (4,800)     (1)         148,600

Interest expense, net......................       19,300      9,800       38,500     (2)(4)        67,600
                                              ----------   --------     --------               ----------

Income before provision for income taxes...       93,600     16,000      (52,300)                  57,300

Provision for income taxes.................       34,600        700      (10,300)     (5)          25,000
                                              ----------   --------     --------               ----------

Net income.................................   $   59,000   $ 15,300     $(42,000)              $   32,300
                                              ==========   ========     ========               ==========

Net income per share (basic)...............   $     2.41                                       $     1.32

Net income per share (diluted).............   $     2.40                                       $     1.31

Weighted average shares outstanding
  (basic)..................................       24,500                                           24,500

Weighted average shares outstanding
  (diluted)................................       24,600                                           24,600

OTHER FINANCIAL DATA:

EBIT.......................................   $  112,900   $ 25,800     $(13,800)     (6)      $  124,900

EBITDA.....................................   $  158,400   $ 48,300     $ (4,900)     (6)      $  201,800

Adjusted EBIT..............................   $  123,900   $ 39,100     $(13,800)     (6)      $  149,200

Adjusted EBITDA............................   $  169,400   $ 61,600     $ (4,900)     (6)      $  226,100

                           PRECISION CASTPARTS CORP.
                NOTES TO PRO FORMA COMBINED STATEMENTS OF INCOME

(1) Adjustments to reflect only the ongoing operating results of Wyman-Gordon, primarily as a result of the Agreement Containing Consent Orders requiring divestiture of certain Wyman-Gordon operations:

                                               YEAR ENDED      NINE MONTHS ENDED
                                              MAY 31, 1999     DECEMBER 26, 1999
                                            ----------------   -----------------
Net sales.................................  $        (58,900)       $(36,900)
Cost of goods sold........................           (53,600)        (31,300)
Provision for restructuring and other.....            (2,000)             --
Selling and administrative expenses.......            (8,500)         (4,800)

(2) Reclassification to Wyman-Gordon's historical financial statements to conform to PCC's presentation:

                                               YEAR ENDED      NINE MONTHS ENDED
                                              MAY 31, 1999     DECEMBER 26, 1999
                                             ---------------   -----------------
Net sales..................................  $        (3,000)       $(2,600)
Interest expense, net......................           (3,000)        (2,600)

(3) Adjusted to eliminate Wyman-Gordon's historical goodwill amortization and to include amortization of new goodwill over a period of 40 years.

(4) Interest expense was adjusted to reflect the following:

                                                  YEAR ENDED    NINE MONTHS ENDED
                                                 MAY 31, 1999   DECEMBER 26, 1999
                                                 ------------   -----------------
Interest expense on new debt (a)...............     $76,400          $56,200
Commitment and other fees......................       1,700            1,300
Amortization of financing cost.................       1,500            1,200
Elimination of Wyman-Gordon interest income....       3,000            2,600
Elimination of interest expense on debt under
  PCC's prior credit agreement.................     (17,100)          (9,700)
Elimination of interest expense on Wyman-Gordon
  debt.........................................     (14,200)         (10,500)
                                                    -------          -------
  Total........................................     $51,300          $41,100
                                                    =======          =======

    (a) Interest expense on new debt as follows:

                                                 AVERAGE    AVERAGE     YEAR ENDED
DEBT INSTRUMENT                                 PRINCIPAL     RATE     MAY 31, 1999
---------------                                 ---------   --------   ------------
Bridge Loan...................................  $300,000      6.9%        $20,800
Term Loan.....................................   400,000      7.2%         28,700
Receivables Securitization....................   150,000      6.2%          9,300
Commercial Paper..............................   276,100      6.4%         17,600
                                                                          -------
    Total.....................................                            $76,400
                                                                          =======

                                            AVERAGE    AVERAGE    NINE MONTHS ENDED
DEBT INSTRUMENT                            PRINCIPAL     RATE     DECEMBER 26, 1999
---------------                            ---------   --------   -----------------
Bridge Loan..............................  $300,000      7.0%          $15,800
Term Loan................................   400,000      7.3%           21,800
Receivables Securitization...............   150,000      6.3%            7,000
Commercial Paper.........................   238,600      6.5%           11,600
                                                                       -------
    Total................................                              $56,200
                                                                       =======

    The average interest rates were computed using average LIBOR rates for the appropriate periods plus applicable spreads ranging from 25 to 125 basis points, depending on the debt instruments. Additionally, two swaps were in place to partially fix the interest rates of the debt. The first swap has an annual average notional balance of $412,500 swapped at a fixed rate of 6.5%, while the second swap has an annual average notional balance of $225,000 swapped at a fixed rate of 6.1%. The costs of these swaps were allocated to the applicable debt instruments, thereby increasing the average interest rates.

    For the year ended March 28, 1999, a 1/8 of 1 percent change in the interest rate would result in a change in interest expense of approximately $600. Additionally, for the nine months ended December 26, 1999, a 1/8 of 1 percent change in the interest rate would result in a change in interest expense of approximately $300.

(5) Income tax expense was adjusted to reflect the expected statutory tax rates of PCC as follows:

                                                  YEAR ENDED    NINE MONTHS ENDED
                                                 MAY 31, 1999   DECEMBER 29, 1999
                                                 ------------   -----------------
Effective tax rates............................      35.1%             43.6%

(6) EBIT represents earnings before interest and income taxes. EBITDA represents earnings before interest, income taxes, depreciation and amortization. Other companies in our industry may calculate EBIT and EBITDA differently than we do. Neither EBIT nor EBITDA is intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. We have included EBIT and EBITDA because we understand that EBIT and EBITDA are used by certain investors as measures of a company's ability to service debt. However, EBIT and EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

    Pro forma adjustments to EBIT represents the adjustments described in Notes
    (1), (2) and (3). Pro forma adjustments to EBITDA represent the adjustments described in Notes (1) and (2), the amortization of financing costs described in Note (4) and the elimination of depreciation expense on divested Wyman-Gordon operations.

    Adjusted EBIT and adjusted EBITDA are calculated by adding to EBIT and EBITDA the restructuring and other charges that we believe are non-recurring and are not indicative of our future operating performance.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We initially sold the old notes in a private offering on March 3, 2000 to Banc of America Securities LLC, ABN AMRO Incorporated, Banc One Capital
Markets, Inc., BNY Capital Markets, Inc., First Union Securities, Inc. Scotia Capital Inc., U.S. Bancorp Piper Jaffray Inc. and Wachovia Securities, Inc. pursuant to a purchase agreement dated February 29, 2000 between us and them. These initial purchasers of the old notes resold them to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act. As of the date of this prospectus, $200 million aggregate principal amount of old notes are outstanding.

    In connection with the private offering of the old notes, we entered into a registration rights agreement dated March 3, 2000 (the "Registration Rights Agreement"), with the initial purchasers, in which we agreed, among other things, to:

    (1) file with the SEC on or before May 31, 2000 an exchange offer registration statement under the Securities Act relating to an exchange offer for the old notes;

    (2) use our best efforts to cause such exchange offer registration statement to be declared effective under the Securities Act on or before August 30, 2000;

    (3) upon the effectiveness of the registration statement, commence the exchange offer and offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes and to keep the exchange offer open for not less than 30 days (or longer if required by applicable federal and state securities laws) after the date on which notice of the exchange offer is mailed to the holders of the old notes; and

    (4) use our best efforts to complete the exchange offer and issue the new notes on or prior to the date that is 30 business days (or longer if required by applicable federal and state securities laws) after the date on which the exchange offer registration statement was declared effective by the SEC.

    We are making the exchange offer to satisfy our obligations and your registration rights under the Registration Rights Agreement. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement filed with the SEC in connection with the exchange offer. You may request a copy of the Registration Rights Agreement at our address set forth under "Documents Incorporated by Reference."

EFFECT OF THE EXCHANGE OFFER

    Based on several no-action letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any new notes issued to you in the exchange offer without further registration under the Securities Act or delivery of a prospectus if you:

    - are acquiring the new notes in the ordinary course of your business;

    - are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes;

    - are not an affiliate of ours as defined in Rule 405 under the Securities Act; and

    - are not a broker-dealer who acquired old notes from us.

    If you do not satisfy these criteria:

    - you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of new notes; and

    - you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the new notes.

    Each broker-dealer that receives new notes for its own account in exchange for old notes it acquired as a result of market-making or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of its new notes. This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    - We will accept all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You should read "--Expiration Date; Extensions; Amendments" below for an explanation of how the expiration date may be amended.

    - We will issue and deliver $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may exchange some or all of their old notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

    - By tendering old notes in exchange for new notes and by signing the letter of transmittal (or delivering an agent's message in lieu thereof), you will be representing that, among other things:

    (1) any new notes to be received by you will be acquired in the ordinary course of your business;

    (2) you are not engaged in, and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, a distribution of the new notes;

    (3) you acknowledge and agree that any person who is a broker-dealer or is participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act;

    (4) you understand that a secondary resale transaction described in clause (3) above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us or an affiliate of ours should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K promulgated by the SEC; and

    (5) you are not an affiliate (as defined in Rule 405 under the Securities
       Act) of ours.

    - The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture governing the old notes.

    - In connection with the exchange offer, holders of the old notes do not have any appraisal or dissenters' rights under law or the indenture governing the old notes.

    - We are sending this prospectus and the letter of transmittal to all registered holders of old notes as of the close of business on
                  , 2000.

    - We are not conditioning the exchange offer upon the tender of any minimum amount of old notes.

    - The exchange offer is subject to the condition that the exchange offer not violate applicable law, rules or regulations or applicable interpretations of the staff of the SEC. See "--Conditions of the Exchange Offer."

    - We may accept tendered old notes by giving oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the new notes from us and delivering them to you.

    - You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer other than taxes specified under "--Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The exchange offer will expire at 5:00 p.m., New York City time, on,
            , 2000, unless we, in our sole discretion, extend it. We may extend the exchange offer at any time and from time to time by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by making a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We may also accept all properly tendered old notes as of the expiration date and extend the expiration date in respect of the remaining outstanding old notes. We may, in our sole discretion:

    - amend the terms of the exchange offer in any manner;

    - delay acceptance of, or refuse to accept, any old notes not previously accepted;

    - extend the exchange offer; or

    - terminate the exchange offer.

    We will give prompt notice of any amendment to the registered holders of the old notes. If we materially amend the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law.

PROCEDURES FOR TENDERING

    Only a holder of old notes may tender them in the exchange offer. For purposes of the exchange offer, the term "holder" or "registered holder" includes any participant in The Depository Trust Company whose name appears on a security position listing as a holder of old notes.

    To tender in the exchange offer, you must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

    - a confirmation of the book-entry transfer of the tendered old notes into the exchange agent's account at The Depository Trust Company;

    - a properly completed and duly executed letter of transmittal in the form accompanying this prospectus (with any required signature guarantees) or, at the option of the tendering holder in the case of a book-entry tender, an agent's message in lieu of such letter of transmittal; and

    - any other documents required by the letter of transmittal.

    If you wish to tender your old notes and you cannot cause the old notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your old notes according to the guaranteed delivery procedures described in this section under the heading "--Guaranteed Delivery Procedures."

    Any beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer should promptly contact the person through which it beneficially owns such old notes and instruct that person to tender old notes on behalf of such beneficial owner. See "Instructions Forming Part of the Terms and Conditions of the Exchange Offer" included with the letter of transmittal. If the beneficial owner wishes to tender on his or her own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner's old notes, either make appropriate arrangements to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    The tender by a holder of old notes will constitute an agreement between such holder, us and the exchange agent in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal. If a holder tenders less than all the old notes held, the holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The exchange agent will deem the entire amount of old notes delivered to it to have been tendered unless the holder has indicated otherwise.

    The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. DO NOT SEND YOUR LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS TO US.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEE

    You must arrange for an "eligible institution" to guarantee your signature on the letter of transmittal or a notice of withdrawal, unless the old notes are tendered:

    - by a registered holder of such old notes; or

    - for the account of an eligible guarantor institution.

    The following are "eligible institutions":

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    - a commercial bank or trust company having an office or correspondent in the United States; or--an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

    If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

    If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes. Subject to the establishment of the account, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of old notes by causing The Depository Trust Company to transfer them into the exchange agent's account with respect to the old notes. However, the exchange agent will only exchange the old notes so tendered after a timely confirmation of their book-entry transfer into the exchange agent's account, and timely receipt of an agent's message and any other documents required by the letter of transmittal.

    The term "agent's message" means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

    - The Depository Trust Company has received an express acknowledgment from a participant tendering old notes stating the aggregate principal amount of old notes which have been tendered by such participant;

    - the participant has received the letter of transmittal and agrees to be bound by its terms; and

    - we may enforce such agreement against the participant.

    Although you may effect delivery of old notes through The Depository Trust Company into the exchange agent's account at The Depository Trust Company, you must provide the exchange agent a completed and executed letter of transmittal with any required signature guarantee (or an agent's message in lieu thereof) and all other required documents prior to the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the letter of transmittal (or an agent's message in lieu thereof) to the exchange agent within the time period provided. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your old notes and (1) you cannot deliver the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) you cannot complete the procedure for book-entry transfer on a timely basis, you may instead effect a tender if:

    - you make the tender through an eligible guarantor institution;

    - prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery) specifying the name and address of the holder and the principal amount of such old notes tendered, stating that the tender is being made, and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the old notes being tendered, a properly completed and duly executed letter of transmittal or a confirmation of a book-entry transfer into the exchange agent's account at The Depository Trust Company and an agent's message and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

    - the exchange agent receives such old notes and letter of transmittal or confirmation of a book-entry transfer into its account at The Depository Trust Company and an agent's message and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw tendered old notes at any time before 5:00 p.m., New York City time, on the expiration date. To do so, you must provide the exchange agent with a written or facsimile transmission notice of withdrawal before 5:00 p.m., New York City time, on the expiration date.

    Any notice of withdrawal must:

    - identify the old notes to be withdrawn (including the principal amount of the old notes and the name and number of the account at The Depository Trust Company to be credited); and

    - be signed by you in the same manner as the original signature on your letter of transmittal (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of the withdrawn old notes into your name.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of all withdrawal notices. Our determination shall be final and binding on all parties. We will not deem any old notes so withdrawn to be validly tendered for purposes of the exchange offer and will not issue new notes with respect to them unless the holder of the old notes so withdrawn validly retenders them. You may retender withdrawn old notes by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

DETERMINATION OF VALIDITY

    We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes in our sole discretion. Our determination will be final and binding. We may reject any and all old notes that are not properly tendered or any old notes of which our acceptance would, in the opinion of our counsel, be unlawful. We also may waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within such time as we shall determine.

    Although we intend to notify tendering holders of defects or irregularities with respect to tenders of old notes, neither we nor anyone else has any duty to do so. Neither we nor anyone else shall incur any liability for failure to give such notification. Your old notes will not be deemed tendered until you have cured or we have waived any irregularities. As soon as practicable following the expiration date, the exchange agent will return any old notes that we reject due to improper tender or otherwise unless you cured all defects or irregularities or we waive them.

    We reserve the right in our sole discretion:

    - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date;

    - to terminate the exchange offer, as set forth in "--Conditions of the Exchange Offer"; and

    - to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any such purchases or offers may differ from the terms of the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes for, any old notes, and we may terminate or amend the exchange offer as provided herein before the acceptance of old notes, if the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

    If we reasonably determine that such condition (that the exchange offer not violate applicable law, rules, regulations or interpretation of the staff of the
SEC) is not satisfied, we may (1) refuse to accept any old notes and return all tendered old notes to the tendering holders or (2) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes (see "--Withdrawal of Tenders").

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes that have been validly tendered and not withdrawn, and will issue the applicable new notes in exchange for such old notes promptly after our acceptance of such old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes for exchange when, as, and if we have given written notice of such acceptance to the exchange agent.

    For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. The new notes will bear interest from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from March 3, 2000. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from March 3, 2000. Old notes accepted for exchange will cease to accrue interest from and after the date on which they are accepted for exchange. Holders whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date if the record date occurs on or after date on which they are accepted for exchange and will be deemed to have waived their rights to receive the accrued interest on the old notes.

    If any tendered old notes are not accepted for any reason or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes or, if the old notes were tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the return of such old notes will be effected promptly after the expiration or termination of the exchange offer.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Pursuant to the terms of the Registration Rights Agreement, we agreed to use our best efforts to complete the exchange offer and issue the new notes in exchange for the old notes. The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Registration Rights Agreement.

    If:

    (1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by any applicable law or applicable interpretation of the staff of the SEC; or

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
    (2) any holder of Transfer Restricted Securities notifies us prior to the 20(th) day following consummation of the exchange offer that:

       (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

       (b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

       (c) that it is a broker-dealer and holds old notes acquired directly from us or an affiliate of ours,

we will file with the SEC a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

    For purposes of the preceding, "Transfer Restricted Securities" means each note until:

    (1) the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

    (2) following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

    (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

    (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

If:

    (1) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

    (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

    (3) we fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

    (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then we will pay Liquidated Damages to each holder of Transfer Restricted Securities with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues.

    The amount of Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $0.50 per week per $1,000 principal amount of Transfer Restricted Securities; provided that we shall in no event be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Transfer Restricted Securities will be required to make certain representations (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Transfer Restricted Securities will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice from us to that effect.

EXCHANGE AGENT

    We have appointed Bank One Trust Company, N.A. as the exchange agent for the exchange offer. Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago) also acts as trustee under the indenture. You should send all executed letters of transmittal to the exchange agent and direct all communications with the exchange agent, including requests for assistance or for additional copies of this prospectus or of the letter of transmittal as follows:

           DELIVERY TO: BANK ONE TRUST COMPANY, N.A., EXCHANGE AGENT

                               By Mail or By Hand
                          Bank One Trust Company, N.A.
                      One North State Street, 9(th) Floor
                               Chicago, IL 60602
                              Attention: Exchanges

                    By Facsimile for Eligible Institutions:
                                 (312) 407-8853

                            Facsimile Confirmation:
                                 (800) 524-9472

                                For Information:
                                 (800) 524-9472

    IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, SUCH DELIVERY OR INSTRUCTIONS WILL NOT BE EFFECTIVE.

FEES AND EXPENSES

    We will bear all expenses of the exchange offer. We are making the principal solicitation pursuant to the exchange offer by mail. Our officers and employees and our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

TRANSFER TAXES

    We will pay any transfer taxes applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any of these transfer taxes (whether imposed on the registered holder thereof or any other person) will be payable by the tendering holder.

    For example, the tendering holder will pay transfer taxes, if:

    - new notes for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered; or

    - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal.

    If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your letter of transmittal, we will bill you for the amount of these transfer taxes directly.

ACCOUNTING TREATMENT

    We will record the new notes at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will capitalize the expenses of the exchange offer for accounting purposes. We will classify these expenses as prepaid expenses and include them in other assets on our balance sheet. We will amortize these expenses on a straight line basis over the life of the new notes.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes. The old notes were originally issued in a transaction exempt from registration under the Securities Act, and may be offered, sold, pledged, or otherwise transferred only:

    - in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act);

    - outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act;

    - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

    - pursuant to an effective registration statement under the Securities Act.

    The offer, sale, pledge or other transfer of old notes must also be made in accordance with any applicable securities laws of any state of the United States, and the seller must notify any purchaser of the old notes of the restrictions on transfer described above. We do not currently anticipate that we will register the old notes under the Securities Act.

APPRAISAL OR DISSENTERS' RIGHTS

    Holders of the old notes will not have appraisal or dissenters' rights in connection with the exchange offer.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of the important terms of our debt arrangements:

CREDIT AGREEMENTS.

    Prior to our acquisition of Wyman-Gordon, we maintained an Amended and Restated Credit Agreement with Bank of America, N.A., as agent, and other bank lenders. In connection with the acquisition of Wyman-Gordon we negotiated two new credit agreements with Bank of America, as agent, and other bank lenders which replaced the prior credit agreement.

    SYNDICATE CREDIT AGREEMENT.

    We have executed a syndicate credit agreement with Bank of America, N.A., as administrative agent and letter of credit issuing bank, and other bank lenders. This unsecured credit agreement provides a term loan of $400 million and a revolving loan commitment of $400 million, each of which matures on November 26, 2005.

    INTEREST RATE. Loans under the syndicate credit agreement bear interest, at our option, at (A) a rate equal to the Offshore Rate, as defined in the syndicate credit agreement, plus a margin of between .75% and 2.00%, or (B) the higher of (i) the agent's reference rate or (ii) the federal funds rate plus
 .50%, plus (iii) a margin of between 0% and 1.00%. The margins applicable to loans under this credit agreement vary depending on our credit rating, subject to certain minimum levels (1.50% for Offshore Rate loans and .50% for other loans) for the first six months after the closing date under the credit agreement. We will also pay fees for letters of credit issued and the unused commitments under the syndicate credit agreement; these fees also vary depending on our credit rating and are similarly subject to certain minimum levels for the first six months after the closing date under the syndicate credit agreement. As of December 26, 1999, the outstanding balance on the term loan was $400 million and there was no outstanding balance on the revolving loan. The amount available for borrowing under the revolving loan, however, is effectively reduced by the amount of our outstanding commercial paper.

    COVENANTS. The syndicate credit agreement includes a number of customary financial, affirmative and negative covenants that regulate our operations. For example, we are required to meet certain financial tests, including:

    - a minimum net worth;

    - a minimum fixed charge coverage ratio; and

    - a maximum funded debt to EBITDA ratio.

    In addition, negative covenants restrict, among other things, the incurrence of indebtedness by our subsidiaries, liens, acquisitions, sales of assets and other fundamental changes, investments, contingent obligations, changes in business and accounting changes.

    EVENTS OF DEFAULT. The syndicate credit agreement also includes customary events of default, including payment defaults, covenant defaults, cross defaults to other indebtedness of a minimum amount, bankruptcy and insolvency events, certain events under the Employee Retirement Income Security Act of 1974, defaults in satisfaction of judgments, and change of control.

    BRIDGE CREDIT AGREEMENT

    We executed a bridge credit agreement with Bank of America, N.A. that provided for an unsecured 364-day term loan of up to $300 million. We repaid all outstanding borrowings under the bridge credit agreement following the issuance of the old notes. No additional amounts are available for borrowing under the bridge credit agreement.

COMMERCIAL PAPER.

    We have issued commercial paper in the form of unsecured notes. At December 26, 1999, $165.5 million of commercial paper was outstanding.

6.75% NOTES DUE DECEMBER 15, 2007.

    We currently have outstanding $150,000,000 of 6.75% notes issued pursuant to an Indenture dated December 17, 1997. These notes are our unsecured, unsubordinated obligations and rank PARI PASSU with all of our other unsecured and unsubordinated indebtedness, including the new notes. The 6.75% notes are not guaranteed by any of our subsidiaries. The 6.75% notes, which mature December 15, 2007, bear interest at the fixed rate of 6.75% per annum.

    COVENANTS. The Indenture under which the 6.75% notes were issued contains covenants restricting our ability to:

    - incur certain liens;

    - enter into certain affiliate transactions;

    - merge, consolidate or sell assets; or

    - engage in sale and leaseback transactions.

The Indenture also requires us to maintain our corporate existence, pay taxes and certain other claims and pay principal and interest on the 6.75% notes.

    EVENTS OF DEFAULT. The Indenture contains events of default, including failure to pay principal of, interest on (subject to 30 days grace) or premium on the 6.75% notes, covenant defaults, cross defaults to other indebtedness of a minimum amount, certain bankruptcy and insolvency events and any specific defaults provided in the securities issued pursuant to the Indenture.

    The new notes will be issued pursuant to and benefit from the same Indenture, but will be a separate series of securities outstanding under that Indenture.

ACCOUNTS RECEIVABLE SECURITIZATION.

    We and Precision Receivables Corp. a special purpose finance subsidiary that we formed for this transaction have executed a Credit and Security Agreement with Wachovia Bank, N.A. and Blue Ridge Asset Funding Corporation (a multi-seller commercial paper conduit administered by Wachovia) that provides for a 364-day revolving loan of up to $150 million (the "Accounts Receivable Securitization"). This facility is secured by a portion of the accounts receivable originated by our principal operating subsidiaries (including Wyman Gordon and its principal operating subsidiaries), which the subsidiaries have sold to us and we in turn have sold or contributed to Precision Receivables. We structured the transaction as a loan, and, as such, it is reflected on our consolidated balance sheet (but the assets of Precision Receivables are intended to be available first to satisfy its obligations under the Credit and Security Agreement). Borrowings under this facility can be made only once each month and only in accordance with a borrowing base formula applicable to the accounts receivable held by Precision Receivables. The maturity of the Accounts Receivable Securitization can be extended with all parties' consent in increments of up to 364 days at a time. At December 26, 1999, $142.9 million was outstanding on the Accounts Receivable Securitization loan.

    INTEREST RATE. Loans under the Accounts Receivable Securitization are expected to bear interest at a rate equivalent to the rate paid by Blue Ridge from time to time on its commercial paper having a like maturity, and taking into account any placement agent or commercial paper dealer fees paid by Blue Ridge. If selected by Precision Receivables, if Blue Ridge is unable to sell its commercial paper, or if certain other events described in the Credit and Security Agreement occur, loans under the Accounts Receivable Securitization will bear interest at a Eurodollar rate plus a margin specified in the fee letter between the parties or at an alternative base rate without any applicable margin. We also pay certain fees relating to the Accounts Receivable Securitization pursuant to our agreement with Wachovia and Blue Ridge.

    COVENANTS. The agreements relating to the Accounts Receivable Securitization include a number of customary affirmative and negative covenants that regulate our operations and those of our subsidiaries that are party to the transaction, but which do not materially add to the restrictions imposed on us and our subsidiaries by the syndicate credit agreement or the Indenture for the 6.75% notes. In addition, such agreements include affirmative and negative covenants relating to the accounts receivable sold and contributed to Precision Receivables that are customary for accounts receivable secured financings and covenants designed to protect the separate corporate existence and solvency of Precision Receivables that are typical for securitization transactions. The latter covenants include strict restrictions on the business that Precision Receivables can engage in, the liabilities it can incur, and the manner in which it is administered and governed.

    EVENTS OF DEFAULT. The agreements relating to the Accounts Receivable Securitization also include customary events of default, including payment defaults, covenant defaults (including the covenants that relate to the accounts receivable sold and contributed to Precision Receivables and that relate to the separate corporate existence and solvency of Precision Receivables), cross defaults to other indebtedness of a minimum amount, bankruptcy and insolvency defaults, certain events under the Employee Retirement Income Security Act of 1974, defaults in satisfaction of judgments, and change of control. In addition, it shall be an event of default if any event occurs that materially impairs the ability of the originators of the accounts receivable sold and contributed to Precision Receivables to originate accounts receivable, or if Precision Receivables fails each month to meet certain three-month rolling average ratio tests that relate to dilution of the amount (E.G., as a result of defective or rejected goods, cash discounts, or tariffs), and delinquencies and defaults in payment, of its accounts receivable.

SUBSIDIARY CREDIT FACILITIES.

    Certain of our subsidiaries have credit agreements with financial institutions in connection with working capital and letter of credit facilities. We guarantee certain of these facilities. These facilities are not, individually or in the aggregate, material in amount, and none contain covenants or other restrictions which are material to our operations.

                            DESCRIPTION OF NEW NOTES

    The new Notes will be issued under an existing Indenture (as amended or supplemented from time to time, the "Indenture") dated as of December 17, 1997 between the Company and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as Trustee (the "Trustee"), a copy of which may be obtained from the Company. The statements herein relating to the new Notes and the following summaries of provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular sections or defined terms of the Indenture are referred to in this prospectus, such sections or defined terms are incorporated herein by reference. Certain defined terms used in this description but not defined below under "Certain Definitions" or otherwise herein have the meanings assigned to them in the Indenture.

    The following sets forth certain general terms and provisions of the new Notes, which are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions applicable to the old notes, are not applicable to the new Notes. The new Notes will be a separate series of securities under the Indenture, and certain covenants applicable to the new Notes are less restrictive in certain respects than the covenants applicable to the Company's outstanding 6.75% Notes due December 15, 2007. The more restrictive covenants will continue to apply to the Company as long as the 6.75% Notes are outstanding; however, the following discussion describes the covenants that will apply only to the new Notes.

GENERAL

    The new Notes will be issued as a series of Securities under the Indenture. The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness ("Debt Securities") that may be issued under the Indenture, and Debt Securities may be issued thereunder from time to time in one or more series. On December 17, 1997, a series of Debt Securities aggregating
$150 million principal amount was issued under the Indenture. The old notes are also a series of securities under the Indenture. The new Notes will be issued as unsecured obligations of the Company. The aggregate principal amount of this series of Debt Securities may be increased in the future at the option of the Company in compliance with the covenants of the Indenture.

    The new Notes will bear interest at the rate of 8.75% per annum from March 3, 2000, payable semi-annually in arrears, on each March 15 and September 15, commencing September 15, 2000, to the Persons in whose names the new Notes are registered on the preceding March 1 and September 1, respectively.

    The principal of, premium, if any, and interest on the new Notes will be payable, the transfer of new Notes will be registrable and the new Notes may be presented for exchange, at the office of the Trustee located at Mail Suite 0126, 1 Bank One Plaza, Chicago, Illinois 60670, Attention: Corporate Trust Services. So long as the new Notes are represented by one or more Global Notes, the interest payable on the new Notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns as the registered owner of the Global Notes, by wire transfer of immediately available funds on each of the applicable interest payment dates, no later than 2:30 p.m. Eastern Standard Time. If the new Notes are no longer represented by Global Notes, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto. See "Book-Entry, Delivery and Form Same Day Settlement and Payment."

    The Indenture does not limit the amount of Debt that may be incurred by the Company or its Subsidiaries or contain covenants specifically designed to protect holders of the new Notes in the event of a highly leveraged transaction, restructuring, change in control, merger or a similar transaction involving the Company that may adversely affect holders the new Notes.

    No sinking fund is provided for the new Notes.

REDEMPTION

    The new Notes are not subject to redemption by the Company.

CERTAIN COVENANTS OF THE COMPANY

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate with or merge with or into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

    (1) either the Company is the continuing corporation, or the successor Person or purchaser shall be a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations under the Registration Rights Agreement and on the new Notes under a supplemental indenture;

    (2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

    (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, the Person formed by or resulting or surviving therefrom or which shall have received the properties and assets of the Company substantially as an entirety would have outstanding any Debt secured by any Mortgage on any Operating Property, or on any shares of stock or Debt of any Restricted Subsidiary, which Debt could not at such time be incurred by such Person under the covenant described below under "Limitation on Liens" without equally and ratably securing the new Notes, the Company, or such Person, prior to such consolidation, merger, conveyance, transfer or lease, will secure the new Notes then Outstanding, equally and ratably with (or prior to) the Debt secured by such Mortgage; and

    (4) if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

LIMITATIONS ON LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed ("Debt") secured by a Mortgage upon any Operating Property, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively providing concurrently that the Debt Securities of each series then outstanding under the Indenture are secured equally and ratably with or, at the option of the Company, prior to such Debt so long as such Debt shall be so secured.

    The foregoing restriction shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Debt secured by:

    (1) Mortgages on any property existing at the time of the acquisition thereof;

    (2) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, PROVIDED that any such Mortgage does not extend to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

    (3) Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

    (4) Mortgages in favor of the Company or a Restricted Subsidiary;

    (5) Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose, PROVIDED that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

    (6) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

    (7) Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the Indenture or referred to in clauses (1) to
       (3) or (5), PROVIDED that the principal amount of the Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

    Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the Debt Securities of each series then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages which would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus all Attributable Debt in respect of Sale and Leaseback Transactions with respect to Operating Properties (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under "Limitation on Sale and Leaseback Transactions" below) does not exceed 12% of Consolidated Net Assets.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Operating Property unless:

    (1) the Sale and Leaseback Transaction is solely with the Company or another Restricted Subsidiary;

    (2) the lease is for a period not in excess of twenty-four months, including renewals;

    (3) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through
       (7) of the second paragraph under the heading "Limitation on Liens," without equally and ratably securing the Debt Securities of each series then outstanding under the Indenture, to create, incur, issue, assume or guarantee debt secured by a Mortgage on such Operating Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

    (4) the Company or such Restricted Subsidiary, within 270 days after the sale of such Operating Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Operating Property or
       (B) the fair market value of such Operating Property to (i) the retirement of Debt Securities, other Funded Debt of the Company ranking on a parity with the Debt Securities or Funded Debt of a Restricted Subsidiary or (ii) the purchase of Operating Property; or

    (5) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of the Indenture (other than any such Sale and Leaseback Transactions as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Debt secured by Mortgages on Operating Properties then outstanding (not including any such Debt secured by Mortgages described in clauses (1) though (7) of the second paragraph under the heading "Limitation on Liens") which do not equally and ratably secure such outstanding Debt Securities (or secure such outstanding Debt Securities on a basis that is prior to other Debt secured thereby), would not exceed 12% of Consolidated Net Assets.

LIMITATION ON DEBT OF RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary to create, incur, issue, assume or guaranty any Debt, except:

    (1) Debt outstanding on the date of the Indenture;

    (2) Debt issued to and held by the Company or a wholly owned Restricted Subsidiary;

    (3) Debt created, incurred, issued, assumed or guaranteed by a Person prior to the time the Person became, merged into, or consolidated with such Person and thereby such Person becomes a Restricted Subsidiary (which Debt was not incurred in anticipation of such transaction and was outstanding prior to such transaction);

    (4) Debt incurred to provide funds for all or part of the cost of acquisition, construction, development or improvement of property, PROVIDED that the commitment of the creditor to extend the credit evidenced by such Debt shall have been obtained not later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

    (5) Debt which is exchanged for, or the proceeds of which are used to replace or refund, any debt permitted to be outstanding pursuant to clauses (1) through (4) above (or any extension or renewal thereof), in an aggregate principal amount not to exceed the principal amount of the Debt so exchanged, replaced or refunded; and

    (6) Debt not otherwise permitted pursuant to clauses (1) through (5) above that, together with any other outstanding Debt created, incurred, issued, assumed or guaranteed pursuant to this clause (6), has an aggregate principal amount at any time outstanding that does not exceed 12% of Consolidated Net Assets.

EVENTS OF DEFAULT

    Any one of the following events will constitute an Event of Default with respect to the new Notes:

    (1) failure to pay any interest on any new Note when due, continued for 30 days;

    (2) failure to pay principal of or any premium on any new Note when due;

    (3) failure to perform, or breach of, any covenant or warranty of the Company in the Indenture with respect to the new Notes continued for 60 days after written notice as provided in the Indenture;

    (4) default under any indebtedness for money borrowed by the Company or any Subsidiary if:

       (A) such default either (i) results from the failure to pay the principal of any such indebtedness at its stated maturity or (ii) relates to any obligation other than the obligation to pay the principal of such indebtedness at its stated maturity and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable,

       (B) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $10.0 million or more at any one time outstanding, and

       (C) such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 business days after written notice as provided in the Indenture;

    (5) certain events of bankruptcy, insolvency or reorganization of the Company; or

    (6) failure to pay Liquidated Damages payable on any new Notes when due, continued for 30 days.

    If an Event of Default (other than an event of Default described in clause (5) of the preceding paragraph) with respect to the Notes at the time Outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes that are Outstanding may accelerate the maturity of all new Notes; PROVIDED, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principle amount of the Notes that are Outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default described in clause (5) of the immediately preceding paragraph occurs, the new Notes that are Outstanding will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    Subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the Notes that are Outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the new Notes.

    No holder of new Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the Notes that are Outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Notes that are Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of new Notes for enforcement of payment of the principal of and premium and Liquidated Damages, if any, or interest on such new Notes.

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

DEFEASANCE OF NOTES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

DEFEASANCE AND DISCHARGE

    The Company may, at the Company's option, be discharged from any and all obligations in respect of the new Notes (except for certain obligations to register the transfer or exchange of new Notes, to replace stolen, lost or mutilated new Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium and Liquidated Damages, if any) and interest on, the new Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and such new Notes. Such discharge may occur only if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to holders of the new Notes.

DEFEASANCE OF CERTAIN COVENANTS

    The Company may, at the Company's option, be released from certain restrictive covenants described in this prospectus under "Certain Covenants of the Company Limitations on Liens," "Certain Covenants of the Company Limitation on Sale and Leaseback Transactions," "Certain Covenants of the Company Consolidation, Merger and Sale of Assets" and certain other covenants made applicable to the new Notes. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium and Liquidated Damages, if any) and interest on, the new Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and such new Notes. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the new Notes to recognize income, gain or loss for federal income tax purposes.

    In the event the Company exercises this option and the new Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the new Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the holders of any of the Debt Securities issued under the Indenture (including the new Notes) in order:

     (1) to evidence the succession of another entity to the Company and the assumption of the covenants and obligations of the Company under the Debt Securities and Indenture by such successor to the Company;

     (2) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred on the Company by the Indenture;

     (3) to add additional Events of Default with respect to any series of Debt Securities;

     (4) to add to or change any provisions to such extent as may be necessary to permit or facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Global Notes;

     (5) to add to, change or eliminate any provision affecting only Debt Securities not yet issued;

     (6) to secure the Debt Securities;

     (7) to establish the form or terms of Debt Securities of any series;

     (8) to evidence and provide for successor Trustees or to add or change any provisions to such extent as may be necessary to provide for or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities;

     (9) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law;

    (10) to cure any ambiguity, to correct or supplement any mistaken or inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, PROVIDED that any such action (other than in respect of a mistaken provision) does not adversely affect in any material respect the interests of any holder of Debt Securities of any series then outstanding.

    Modifications and amendments of the Indenture also may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; PROVIDED, however, that no such modification or amendment may, without the consent of the holders of all Debt Securities affected thereby:

    (1) change the Stated Maturity of the principal amount of, or any installment of principal of or interest on, any Debt Security;

    (2) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof);

    (3) change the place or currency of payment of principal or premium or Liquidated Damages, if any, or interest on any Debt Security;

    (4) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or

    (5) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or Liquidated Damages or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby.

CONCERNING THE TRUSTEE

    Bank One Trust Company, N.A. (formerly known as The First National Bank of Chicago) is the Trustee under the Indenture. The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the Outstanding Notes. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

ADDITIONAL INFORMATION

    You may obtain a copy of the Indenture without charge by writing to Precision Castparts Corp., 4650 S.W. Macadam Avenue, Suite 440, Portland, OR 97201-4254, Attention: Director of Communications.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the new Notes will be issued in the form of registered global notes (the "Global Notes") in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of new Notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or their participants directly to discuss these matters.

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

    Holders of new Notes, who are Participants in DTC's system may hold their interests therein directly through DTC. Holders of new Notes who are not Participants may hold their interests indirectly through organizations that are Participants in DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the new Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the new Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the new Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

    The Company will make payments in respect of the new Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The new Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    "ATTRIBUTABLE DEBT" in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

    "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

    "CONSOLIDATED ASSETS" means the aggregate of all assets of the Company (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principals ("GAAP")), appearing on the most recent available consolidated balance sheet of the Company at their net book values, after deducting related depreciation, amortization and other valuation reserves, all prepared in accordance with GAAP.

    "CONSOLIDATED CURRENT LIABILITIES" means the aggregate of the current liabilities of the Company appearing on the most recent available consolidated balance sheet of the Company, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of the Company or its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of the Company or any Subsidiary for a term in excess of 12 months from the date of determination.

    "CONSOLIDATED NET ASSETS" means Consolidated Assets after deduction of Consolidated Current Liabilities.

    "CONSOLIDATED NET TANGIBLE ASSETS" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower), (ii) all Investments in Unrestricted Subsidiaries and (iii) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

    "FUNDED DEBT" means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond
12 months from such date at the option of the borrower, but excluding any such Debt owed to the Company or a Restricted Subsidiary.

    "MORTGAGE" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "OPERATING PROPERTY" means any real property or equipment located within the United States and owned by, or leased to, the Company or any of its Restricted Subsidiaries that has a market value in excess of 0.5% of Consolidated Net Tangible Assets.

    "PERSON" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that owns Operating Property that has a market value in excess of 1.0% of Consolidated Net Tangible Assets.

    "SALE AND LEASEBACK TRANSACTION" means any arrangement with any Person providing for the leasing to the Company or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by the Company or such Subsidiary to such Person.

    "SUBSIDIARY" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary other than a Restricted Subsidiary.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    This section discusses the material U.S. federal income tax consequences resulting from the ownership of the notes by an initial beneficial owner. This section addresses only initial beneficial owners who hold the notes as capital assets and does not address holders that may be subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, persons that hold notes as part of a "straddle," "hedge" or "synthetic security transaction" (including a "conversion" transaction), persons with a "functional currency" other than the U.S. dollar, some retirement plans and tax-exempt organizations. This section is based upon U.S. federal tax laws and Treasury regulations as now in effect and as currently interpreted and does not take into account possible changes in these tax laws or these interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the notes or a holder of the notes.

    THIS SECTION DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE NOTES IN LIGHT OF THE HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS OR CHANGES TO THOSE LAWS.

THE EXCHANGE

    The exchange of the old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the new notes will not differ materially either in kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. Instead, the new notes received by a holder will be treated as a continuation of the old notes in the hands of the holder. As a result, there generally will be no U.S. federal income tax consequences to holders who exchange old notes for the new notes pursuant to the exchange offer.

U.S. TAXATION OF NON-U.S. HOLDERS

    The following summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not address non-U.S. holders that hold notes in connection with a U.S. trade or business. This summary does not discuss all aspects of United States federal income taxation which may be important to particular non-U.S. holders in light of their individual circumstances, such as investors subject to special tax rules (E.G., financial institutions, insurance companies, broker-dealers, tax-exempt organizations and U.S. expatriates) or persons holding the notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those described below. In addition, this summary does not discuss any foreign, state, or local income tax considerations or any taxes other than income taxes. This summary assumes that investors will hold their notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). You are urged to consult with your tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership, and disposition of the notes.

INTEREST

    Interest paid by us to a non-U.S. holder that is not engaged in trade or business within the United States will not be subject to United States federal income or withholding tax provided that

(1) such holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

(2) such holder is not a controlled foreign corporation that is related to us through stock ownership, and

(3) the requirements of section 871(h)(5) of the Code are satisfied as described below under the heading "Owner Statement Requirement."

    A non-U.S. holder that does not qualify for the exemption from withholding tax above generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest on the notes. An income tax treaty may provide for an exemption from, or a lower rate of, withholding tax, if applicable certification requirements are satisfied.

GAIN ON DISPOSITION

    A non-U.S. holder who is not engaged in a U.S. trade or business generally will not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a note unless the non-U.S. holder is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year in which such gain is realized, and certain other requirements are met.

OWNER STATEMENT REQUIREMENT

    Section 871(h)(5) of the Code requires that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a note on behalf of such owner file a statement with us or our agent to the effect that the beneficial owner is a non-U.S. holder in order to avoid withholding of United States federal income tax. Under current regulations, this requirement will be satisfied if we or our agent receive (1) a properly executed Internal Revenue Service Form W-8 (or suitable substitute form) (an "Owner's Statement") from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is a non-U.S. holder and provides such owner's name and address, or (2) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement, together with a copy of the Owner's Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (2) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement. New regulations, generally effective for payments after December 31, 2000, include additional certification procedures and special rules for payments to foreign partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Current United States federal income tax law provides that in the case of payments of interest to non-U.S. holders, the 31% backup withholding tax and information reporting will not apply to payments made outside the United States by us or a paying agent on a note if an Owner's Statement is received or an exemption has otherwise been established; provided in each case that we or the paying agent, as the case may be, does not have actual knowledge that the payee is not a non-U.S. holder. Special rules may apply with respect to the payment of the proceeds from the sale of a note to or through foreign offices of certain brokers. New Treasury regulations, generally effective for payments after December 31, 2000, may alter the details of the certification procedures. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of

(1) 180 days after the date of this prospectus and

(2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities,

we will make available and provide promptly upon reasonable request this prospectus, in a form meeting the requirements of the Securities Act, to any broker-dealer for use in connection with any such resale.

    We will receive no proceeds in connection with the exchange offer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. A resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by these persons may be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be considered to admit that it is an underwriter.

    We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Transfer Restricted Securities (including any broker-dealers), and certain parties related to such holders, against certain liabilities including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the issuance of the new notes will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Precision Castparts Corp. and subsidiaries as of March 28, 1999 and March 29, 1998 and for each of the three years in the period ended March 28, 1999 have been audited by PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Wyman-Gordon Company as of May 31, 1999 and 1998, and for each of the three years in the period ended May 31, 1999, as set forth in their report, which is included in our Current Report on Form 8-K filed December 8, 1999, as amended February 7, 2000. Our Form 8-K is incorporated by reference in this prospectus. The consolidated financial statements of Wyman-Gordon Company are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Article VI of the Company's Restated Articles of Incorporation (the "Articles"), requires indemnification of directors and officers of the Registrant to the fullest extent permitted by law. In addition, the Company has entered into indemnity agreements with certain of its officers and directors. The Bylaws of the Company permit indemnification of officers and directors to the fullest extent permitted by the Oregon Business Corporation Act, as amended (the "Act"). The effects of the Articles, the Bylaws, the Act, and the indemnity agreements (the "Indemnification Provisions") are summarized as follows:

        (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere is not, of itself, determinative that the person did not meet the required standards of conduct.

        (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

        (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

        (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

        (e) The Company may advance to a director or officer the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer furnishes the Company with a written affirmation of such person's good faith belief that he or she has met the standard of conduct to be entitled to indemnification as described in
    (a) or (b) above and a written undertaking to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

    The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         4.1.........   Indenture dated December 17, 1997 between Bank One Trust
                        Company, N.A. (successor in interest to the First National
                        Bank of Chicago) as Trustee and Precision Castparts Corp.
                        (Incorporated herein by reference to Exhibit (4)A in the
                        Form 10-K dated June 26, 1998.) (File number 1-10348)

         4.2.........   Officers' Certificate dated March 3, 2000 pursuant to
                        Indenture dated December 17, 1997.

         4.3.........   Form of old 8.75% Senior Note due 2005

         4.4.........   Form of new 8.75% Senior Note due 2005

         4.5.........   Registration Rights Agreement, dated as of March 3, 2000, by and among Precision Castparts Corp. and Banc of America
                        Securities LLC, ABN AMRO Incorporated, Banc One Capital
                        Markets, Inc., BNY Capital Markets, Inc., First Union
                        Securities, Inc., Scotia Capital Inc., U.S. Bancorp Piper
                        Jaffray Inc. and Wachovia Securities, Inc.

         5.1.........   Opinion of Stoel Rives LLP

        12.1.........   Statement re Computation of Ratios

        23.1.........   Consent of PricewaterhouseCoopers LLP

        23.2.........   Consent of Ernst & Young LLP

        23.3.........   Consent of Stoel Rives LLP (included in Exhibit 5.1)

        24.1.........   Powers of Attorney (included on page II-5 of this
                        Registration Statement)

        25.1.........   Statement of Eligibility of Trustee

        99.1.........   Form of Letter of Transmittal

        99.2.........   Form of Notice of Guaranteed Delivery

        99.3.........   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees

        99.4.........   Form of Letter to Clients

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 31, 2000.

                                                       PRECISION CASTPARTS CORP.

                                                       By:           /s/ WILLIAM C. MCCORMICK
                                                            -----------------------------------------
                                                                       William C. McCormick
                                                                      CHAIRMAN OF THE BOARD,
                                                               DIRECTOR AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on March 31, 2000 in the capacities indicated.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William C. McCormick and William D. Larsson or any one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

                     SIGNATURE                                                  TITLE
                     ---------                                                  -----
             /s/ WILLIAM C. MCCORMICK
    ------------------------------------------                 Chairman of the Board, Director and
               William C. McCormick                              Chief Executive Officer

                                                               Vice President and Chief Financial
              /s/ WILLIAM D. LARSSON                             Officer
    ------------------------------------------                   (Principal Financial and Accounting
                William D. Larsson                               Officer)

             /s/ PETER R. BRIDENBAUGH
    ------------------------------------------                 Director
               Peter R. Bridenbaugh

                /s/ DEAN T. DUCRAY
    ------------------------------------------                 Director
                  Dean T. DuCray

                     SIGNATURE                                                  TITLE
                     ---------                                                  -----
                 /s/ DON R. GRABER
    ------------------------------------------                 Director
                   Don R. Graber

               /s/ VERNON E. OECHSLE
    ------------------------------------------                 Director
                 Vernon E. Oechsle

              /s/ BYRON O. POND, JR.
    ------------------------------------------                 Director
                Byron O. Pond, Jr.

              /s/ STEVEN G. ROTHMEIER
    ------------------------------------------                 Director
                Steven G. Rothmeier

                /s/ J. FRANK TRAVIS
    ------------------------------------------                 Director
                  J. Frank Travis

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         4.1            Indenture dated December 17, 1997 between Bank One Trust
                          Company, N.A. (successor in interest to the First National
                          Bank of Chicago) as Trustee and Precision Castparts Corp.
                          (Incorporated herein by reference to Exhibit (4)A in the
                          Form 10-K dated June 26, 1998.) (File number 1-10348)

         4.2            Officers' Certificate dated March 3, 2000 pursuant to
                          Indenture dated December 17, 1997.

         4.3            Form of old 8.75% Senior Note due 2005

         4.4            Form of new 8.75% Senior Note due 2005

         4.5            Registration Rights Agreement, dated as of March 3, 2000, by and among Precision Castparts Corp. and Banc of America
                          Securities LLC, ABN AMRO Incorporated, Banc One Capital
                          Markets, Inc., BNY Capital Markets, Inc., First Union
                          Securities, Inc., Scotia Capital Inc., U.S. Bancorp Piper
                          Jaffray Inc. and Wachovia Securities, Inc.

         5.1            Opinion of Stoel Rives LLP

        12.1            Statement re Computation of Ratios

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Ernst & Young LLP

        23.3            Consent of Stoel Rives LLP (included in Exhibit 5.1)

        24.1            Powers of Attorney (included on page II-5 of this
                          Registration Statement)

                        Statement of Eligibility of Trustee

        99.1            Form of Letter of Transmittal

        99.2            Form of Notice of Guaranteed Delivery

        99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                          Companies and other Nominees

        99.4            Form of Letter to Clients